UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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KEYSIGHT TECHNOLOGIES, INC
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Keysight Technologies, Inc. 1400 Fountaingrove Parkway Santa Rosa, California 95403 Ronald S. Nersesian President and Chief Executive Officer
February 2017
To Our Stockholders:
I am pleased to invite you to attend our Annual Meeting of stockholders of Keysight Technologies, Inc. (“Keysight” or “Company”) to be held on Thursday, March 16, 2017 at 8:00 a.m., Pacific Standard Time, at Keysight’s headquarters located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403 (U.S.A.). Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
If you are unable to attend the Annual Meeting in person, you may listen through the Internet or by telephone. To listen to the live webcast, log on at www.investor.keysight.com and select the link for the webcast. To listen by telephone, please call (877) 201-0168 (international callers should dial +1 (647) 788-4901). The meeting pass code is 34219786. The webcast will begin at 8:00 a.m. and a recording of the webcast will remain on Keysight’s website for one year. You cannot record your vote or ask questions on this website or at this phone number.
We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.
Thank you for your ongoing support of, and continued interest in, Keysight.
Sincerely,
Admission to the Annual Meeting will be limited to stockholders and their proxies. You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on January 17, 2017, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 17, 2017, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Keysight reserves the right to inspect any persons or proposals prior to their admission to the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

KEYSIGHT TECHNOLOGIES, INC.
1400 Fountaingrove Parkway
Santa Rosa, California 95403
(707) 577-6915
Notice of Annual Meeting of Stockholders

TIME	8:00 a.m., Pacific Standard Time, on Thursday, March 16, 2017

PLACE	Keysight Technologies, Inc. 1400 Fountaingrove Parkway Santa Rosa, California 95403 (U.S.A.)

ITEMS OF BUSINESS	(1) To elect two directors to a 3-year term. At the Annual Meeting, the Board of Directors (the “Board”) intends to present the following nominees for election as directors:

• Paul N. Clark
• Richard Hamada

(2) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm.

(3) To approve, on a non-binding advisory basis, the compensation of Keysight’s named executive officers.

(4) To consider such other business as may properly come before the Annual Meeting.

RECORD DATE	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on January 17, 2017.

ANNUAL MEETING ADMISSION
To be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 17, 2017, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting or voting instruction card provided by your broker, bank or nominee. You may also be asked to present a form of photo identification such as a driver’s license or passport. The Annual Meeting will begin promptly at 8:00 a.m. Limited seating is available on a first come, first served basis.

VOTING
For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

Stephen D. Williams
Senior Vice President, General Counsel and Secretary
This Proxy Statement and the accompanying proxy card are being sent or made available on or about February 3, 2017.

SUMMARY INFORMATION
PROXY SUMMARY
The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.
Voting Matters and Vote Recommendations
There are three items of business which Keysight currently expects to be considered at the 2017 Annual Meeting. The following table lists those items of business and the Keysight Board’s vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION
Election of Directors	For each director nominee
Ratification of the Independent Registered Public Accounting Firm	For
Advisory Vote to Approve Named Executive Officer Compensation	For
Director Nominees
Keysight’s Board of Directors is divided into three classes serving staggered three-year terms. The following table provides summary information about each of the director nominees who are being voted on at the Annual Meeting.

				COMMITTEE
		DIRECTOR		MEMBERSHIPS				OTHER PUBLIC
NAME	AGE (1)	SINCE	INDEPENDENT	AC	CC	NCG	EC	BOARDS
Paul N. Clark	69	2014	Yes	M		C	C	• Agilent Technologies, Inc.
								• Biolase, Inc.
Richard Hamada	58	2014	Yes		M	M
Key: AC: Audit and Finance Committee; CC: Compensation Committee; NCG: Nominating and Corporate Governance Committee;   EC: Executive Committee; C: Chairperson; M: Member
(1) Age as of December 31, 2016.

SUMMARY INFORMATION
Independent Registered Public Accounting Firm
We ask our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as Keysight’s independent registered public accounting firm for fiscal year 2017.
The following table presents fees for professional audit services rendered to Keysight by PwC for the year ended October 31, 2016.

Fee Category:	Fiscal 2016 ($)	% of Total (%)	Fiscal 2015 ($)	% of Total (%)
Audit Fees	$3,757,000	79.9	$3,600,000	85.1
Audit-Related Fees	337,000	7.1	442,000	10.4
Tax Fees:
Tax compliance/preparation	71,000	1.5	59,000	1.4
Other tax services	0	0	0	0
Total Tax Fees	71,000	1.5	59,000	1.4
All Other Fees	540,000	11.5	130,000	3.1
Total Fees	$4,705,000	100.0	$4,231,000	100.0
Executive Compensation Matters
The proxy statement contains information about Keysight’s executive compensation programs. In particular, you will find detailed information in the Compensation Discussion and Analysis starting on page 31 and the Executive Compensation tables starting on page 52.
Our executive officers are compensated in a manner consistent with Keysight’s business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance. We believe that our programs are well aligned with the interests of our stockholders and are instrumental to achieving our business strategy.
We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described on pages 31 to 67, including the Summary Compensation Table and subsequent tables on pages 52 to 67 of the proxy statement.

2017 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ELECTION OF DIRECTORS
PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Criteria: Qualifications and Experience
The Nominating and Corporate Governance Committee performs an assessment of the skills and the experience needed to properly oversee the interests of the Company. Generally, the Nominating and Corporate Governance Committee reviews both the short and long term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Nominating and Corporate Governance Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating and Corporate Governance Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. The Nominating and Corporate Governance Committee looks for its current and potential directors collectively to have a mix of skills and qualifications, some of which are described below:

•	a reputation for personal and professional integrity and ethics;

•	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant fields;

•	breadth of experience;

•	soundness of judgment;

•	the ability to make independent, analytical inquiries;

•	the willingness and ability to devote the time required to perform Board activities adequately;

•	the ability to represent the total corporate interests of Keysight; and

•	the ability to represent the long-term interests of stockholders as a whole.
In addition to these minimum requirements, the Nominating and Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating and Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of Board members, including factors that it seeks in Board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time.

ELECTION OF DIRECTORS
Current Director Terms
Keysight’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Keysight’s Bylaws, as amended, allow the Board to fix the number of directors by resolution. Our Board currently consists of eight directors divided into three classes. The terms of the two current director nominees will expire at this Annual Meeting. The current composition of the Board and the term expiration dates for each director is as follows:

Class	Directors	Term Expires
I	Ronald S. Nersesian, Charles J. Dockendorff and Robert A. Rango	2018
II	James G. Cullen, Jean M. Halloran and Mark Templeton	2019
III	Paul N. Clark and Richard Hamada	2017
Directors elected at the 2017 Annual Meeting will hold office for a three-year term expiring at the annual meeting in 2020 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Keysight. Information regarding each of the nominees is provided below as of December 31, 2016. There are no family relationships among Keysight’s executive officers and directors.
Director Nominees for Election to New Three-Year Terms that Will Expire in 2020

PAUL N. CLARK
Age: 69	Keysight Committees:	Public Directorships:

Director Since:	• Audit and Finance	• Agilent Technologies, Inc.
October 2014	• Nominating and Corporate Governance (Chair)	• Biolase, Inc.
Chairman of the Board	• Executive (Chair)	Former Public Directorships Held During the Past Five Years:

• Catalent Pharma Solutions, Inc.
Mr. Clark was a Strategic Advisory Board member of Genstar Capital, LLC from August 2007 to December 2016 and was an Operating Partner from August 2007 to January 2013. Genstar Capital LLC is a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark has significant experience with Keysight and its businesses, having been a director of Keysight’s predecessor, Agilent, since May 2006. He additionally brings extensive management experience from numerous senior management positions and considerable public company director experience.

ELECTION OF DIRECTORS

RICHARD HAMADA
Age: 58	Keysight Committees:	Public Directorships:
Director Since:	• Compensation	None
October 2014	• Nominating and Corporate Governance	Former Public Directorships Held During the Past Five Years:
• Avnet, Inc.
Mr. Hamada served as the Chief Executive Officer of Avnet, Inc. from July 2011 until July 2016 and as a member of the Avnet board of directors from February 2011 until July 2016. He first joined Avnet in 1983 and has served in many capacities including President from May 2010 until July 2011 and Chief Operating Officer from July 2006 until July 2011, as President of Avnet’s Technology Solutions operating group from July 2003 until July 2006, and as President of its Computer Marketing business unit from January 2002 until July 2003. Mr. Hamada holds a Bachelor of Science degree in Finance from San Diego State University where, in June 2009, he was named as a member of the College of Business Administration Advisory Board. As a result of Mr. Hamada’s broad background in the technology and electronics industries, spanning his career, Mr. Hamada provides the Keysight Board with extensive sales, marketing and management knowledge.
Keysight’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Continuing Directors Not Being Considered for Election at this Annual Meeting
The Keysight directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Keysight’s Bylaws. Information regarding each of such directors is provided below.
Directors Whose Terms Will Expire in 2018

RONALD S. NERSESIAN
Age: 57	Keysight Committees:	Public Directorships:
Director Since:	• Executive Committee	• Trimble Inc.
December 2013
Former Public Directorships Held During the Past Five Years:
President and CEO		None
Mr. Nersesian has served as President and Chief Executive Officer of Keysight since December 2013 and, prior to the separation, served as Executive Vice President of Agilent. Mr. Nersesian served as President of Agilent from November 2012 to September 2013 and as Chief Operating Officer, Agilent from November 2011 to September 2013. From November 2011 to November 2012, Mr. Nersesian served as Agilent’s Executive Vice President and Chief Operating Officer. He served as Senior Vice President, Agilent, and President, Electronic Measurement Group from March 2009 to November 2011, as Agilent’s Vice President and General Manager of the Wireless Business Unit of the Electronics Measurement Group from F ebruary 2005 to February 2009, and as Agilent’s Vice President and General Manager of the Design Validation Division from May 2002 to February 2005. Prior to joining Agilent, Mr. Nersesian served in management positions with LeCroy Corporation from 1996 to 2002. From 1984 through 1996, Mr. Nersesian served in various roles with HP, Inc. Mr. Nersesian serves on the Board of Directors of Trimble Inc.

ELECTION OF DIRECTORS

CHARLES J. DOCKENDORFF
Age: 62	Keysight Committees:	Public Directorships:

Director Since:	• Audit and Finance (Chair)	• Boston Scientific Corporation
October 2014	• Nominating and Corporate Governance	• Haemonetics Corporation
Former Public Directorships Held During the Past Five Years:
None
Mr. Dockendorff served as the Executive Vice President and Chief Financial Officer of Covidien plc from 2006 until his retirement in March 2015, and as Vice President and Chief Financial Officer from 1995 to 2006. Mr. Dockendorff is a Certified Public Accountant and holds a Bachelor’s degree in Business Administration and Accounting from the University of Massachusetts and a Master of Science degree in Finance from Bentley College. As a result of Mr. Dockendorff’s significant financial experience, Mr. Dockendorff provides the Keysight Board with extensive accounting, tax, treasury, financial planning, and audit knowledge.

ROBERT A. RANGO
Age: 58	Keysight Committees:	Public Directorships:
Director Since:	• Audit and Finance	• Integrated Device Technology
November 2015	• Nominating and Corporate Governance	• KLA Tencor Corporation
Former Public Directorships Held During the Past Five Years:
None
Mr. Rango has served as the President and Chief Executive Officer of privately held Enevate Corporation since June 2016. Mr. Rango served from 2002 to 2014 as an executive at Broadcom Corporation. From 2010 to 2014, he served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group. During his tenure at Broadcom, Mr. Rango held many senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group. Mr. Rango received his Bachelor of Engineering degree in Electrical Engineering from State University of New York and his Master of Engineering in Electrical Engineering from Cornell University. Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. His mobile, wireless, semiconductor, optical, software and technology management expertise makes him a valuable member of the Keysight Board.
Directors Whose Terms Will Expire in 2019

JAMES G. CULLEN
Age: 74	Keysight Committees:	Public Directorships:
Director Since:	• Compensation (Chair)	• Agilent Technologies, Inc.
October 2014	• Nominating and Corporate Governance	• Avinger, Inc.
• Neustar, Inc.
• Prudential Financial, Inc.
Former Public Directorships Held During the Past Five Years:
None

ELECTION OF DIRECTORS
Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Keysight’s business having served on the board of Agilent for over 10 years, including more than five years as the non-executive chairman.

JEAN M. HALLORAN
Age: 64	Keysight Committees:	Public Directorships:
Director Since:	None	None
October 2014		Former Public Directorships Held During the Past Five Years:
None
Ms. Halloran served as Senior Vice President of Human Resources for Agilent Technologies from August 1999 through October 2014. She directed all aspects of Agilent’s talent and rewards management, leadership development and culture. Ms. Halloran has extensive experience in Human Resources, extending back to when she joined Hewlett Packard’s Medical Products Group in 1980. Within that group, she held various positions in Manufacturing, Quality and Strategic Planning as well as Human Resources. In 1993, Ms. Halloran headed Human Resources for HP’s Measurement Systems Organization and, in 1997, was appointed Director of Education for the company. Ms. Halloran received her BA from Princeton University and an MBA from Harvard University. Ms. Halloran has served as a director of several schools and non-profit organizations. Ms. Halloran has in-depth knowledge of Keysight and its businesses, having been a leader at Keysight’s predecessors, Agilent and HP, for over 30 years. Over the course of her career, she developed considerable expertise in Keysight’s businesses, policies and practices. This perspective provides valuable insight on the Keysight Board.

MARK B. TEMPLETON
Age: 64	Keysight Committees:	Public Directorships:
Director Since:	• Compensation	• Equifax, Inc.
December 2015	• Nominating and Corporate Governance	Former Public Directorships Held During the Past Five Years:

• Citrix Systems, Inc.
Mr. Templeton served from June 2001 until his retirement in October 2015 as the President and CEO of Citrix Systems, Inc., a leading global provider of virtualization, mobility management, networking and software as service solutions. Mr. Templeton received his Bachelor’s degree in Product Design from North Carolina State University and an MBA from the Darden School of Business at the University of Virginia. Mr. Templeton’s operating experience, leadership and perspective in business strategy and operations and his insight in technology opportunities, particularly in the development and global marketing of advanced technology opportunities, makes him a valuable member of the Keysight Board.

CORPORATE GOVERNANCE
Corporate Governance Matters

Corporate Governance Guidelines
The Board has adopted a set of Corporate Governance Guidelines to assist it in guiding Keysight’s governance practices. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. These practices will be regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances in order to continue serving the Company’s best interests and the best interests of its stockholders. A copy of our Corporate Governance Guidelines is located in the Investor Relations section of our website and can be accessed by clicking on “Governance Policies” in the “Corporate Governance” section of our web page at http://investor.keysight.com.
Communicating with the Board
Stockholders and other interested parties may communicate with the Board and Keysight’s Chairman of the Board by filling out the form at “Contact Chairman” under “Corporate Governance” at http:// investor.keysight.com or by writing to Paul N. Clark, c/o Keysight Technologies, Inc., General Counsel, 1400 Fountaingrove Parkway, Santa Rosa, CA 95403. The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman of the Board preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (“Unrelated Items”) will not be forwarded to the Chairman of the Board. In addition, unrelated items include material that is unduly hostile, threatening, illegal or similarly unsuitable, and will not be forwarded to the Chairman of the Board. Any communication that is relevant to the conduct of Keysight’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman of the Board and any other independent director upon request. The independent directors grant the general counsel discretion to decide what correspondence will be shared with Keysight’s management and specifically instruct that any personal employee complaints be forwarded to Keysight’s Human Resources Department.
Director Qualification Standards
Keysight’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reviewing with Keysight’s Board the appropriate skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating Board candidates.
The process that this Committee uses to identify a nominee to serve as a member of the Board depends on the qualities being sought. From time to time, Keysight may engage an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members. The Nominating and Corporate Governance Committee considers the knowledge, experience, diversity and personal and professional integrity of potential directors, as well as their willingness to devote the time necessary to effectively carry out the duties and responsibilities of Board membership. The Nominating and

CORPORATE GOVERNANCE
Corporate Governance Committee may reevaluate the relevant criteria for Board membership from time to time in response to changing business factors or regulatory requirements. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.
Board Leadership Structure
Keysight separates the positions of Chief Executive Officer and Chairman of the Board. Mr. Clark, one of Keysight’s independent directors, serves as Keysight’s Chairman of the Board. The responsibilities of the Chairman of the Board include setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating and Corporate Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board, which may periodically include performance reviews of individual directors.
Separating the positions of Chief Executive Officer and Chairman of the Board allows the Chief Executive Officer to focus on Keysight’s day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for Keysight at this time. However, in the future the Board may wish to consider alternative structures, subject to the requirements under Keysight’s amended and restated Bylaws.
Board’s Role in Risk Oversight
The Board executes its risk management responsibility directly and through its Committees. The Audit and Finance Committee has primary responsibility for overseeing Keysight’s enterprise risk management process. The Audit and Finance Committee receives updates and discusses individual and overall risk areas during its meetings, including Keysight’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with Keysight’s compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and discusses whether Keysight’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairpersons to the full Board during Board meetings.
We have adopted charters of our Compensation Committee, Audit and Finance Committee, Nominating and Corporate Governance Committee and Executive Committee consistent with the applicable rules and standards. Our Committee charters are located in the Investor Relations Section of our website and can be accessed by clinking on “Governance policies” in the “Corporate Governance” section of our web page at http:// investor.keysight.com.
Majority Voting for Directors
Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes” cast with respect to that director shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election.

CORPORATE GOVERNANCE
If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote.
The Nominating and Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the same manner as Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.
Policies on Business Ethics
Keysight has adopted a Standards of Business Conduct that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All officers and employees of Keysight is required to read, understand and abide by the requirements of the Standards of Business Conduct. Keysight has also adopted a Director Code of Ethics applicable to Keysight’s directors.
These documents are accessible on the Company’s website at http://investor.keysight.com. Any waiver of these codes for directors or executive officers may be made only by the Audit and Finance Committee. Keysight will disclose any amendment to, or waiver from, a provision of the Standards of Business Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company’s website within four business days following the date of the amendment or waiver. In addition, Keysight will disclose any waiver from these codes for the other executive officers and for directors on the website.
Director Independence
A majority of Keysight’s Board of directors are “independent” as defined by the rules of the NYSE and the Corporate Governance Guidelines adopted by the Board. The criteria adopted by Keysight’s Board to assist it in making determinations regarding the independence of its members, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board has to determine that a director does not have a material relationship with Keysight or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with Keysight or its subsidiaries). In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Keysight or its subsidiaries, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director is not considered independent if:

•
the director is, or has been within the last three years, an employee of Keysight or its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Keysight or its subsidiaries;

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation

CORPORATE GOVERNANCE
from Keysight or its subsidiaries, other than director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

•
(i) the director or an immediate family member is a current partner of a firm that is Keysight’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on Keysight’s or its subsidiaries’ audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Keysight’s or its subsidiaries’ audit within that time;

•
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of Keysight or its subsidiaries at the same time serves or served on that company’s compensation committee; or

•
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Keysight or its subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues.

Keysight’s Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, make a determination as to which members are independent. The terms “immediate family member” and “executive officer” above have the same meanings specified for such terms in the NYSE listing standards.
Compensation Committee Member Independence
Keysight has adopted standards for Compensation Committee member independence in compliance with the NYSE corporate governance listing standards. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether such director has a relationship to Keysight or any of its subsidiaries which is material to such director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Keysight to such director; and

•	whether such director is affiliated with Keysight, a subsidiary of Keysight or an affiliate of a subsidiary of Keysight.

CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing Committees as set forth in the table below. The Board held six meetings during fiscal year 2016. Each director attended at least 75% of the Board meetings held when the director was serving on the Board.

Director	Board	Audit and Finance	Compensation	Nominating and Corporate Governance	Executive
Paul N. Clark	CHAIR	✓		CHAIR	CHAIR
James G. Cullen	✓		CHAIR	✓
Charles J. Dockendorff	✓	CHAIR		✓
Jean M. Halloran	✓
Richard Hamada	✓		✓	✓
Ronald S. Nersesian	✓				✓
Robert A. Rango	✓	✓		✓
Mark B. Templeton	✓		✓	✓
Keysight encourages, but does not require, its Board members to attend the annual stockholders meeting. In 2016, all of Keysight’s then-sitting directors attended the annual stockholders meeting.
Audit and Finance Committee
The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Keysight’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

•	review and approve the scope of the annual internal and external audits;

•	review and pre-approve the engagement of Keysight’s independent registered public accounting firm to perform audit and non-audit services and the related fees;

•	meet independently with Keysight’s internal auditing staff, independent registered public accounting firm and senior management;

•	review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;

•
review Keysight’s consolidated financial statements and disclosures including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or Form 10-Q;

CORPORATE GOVERNANCE

•
establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	monitor compliance with Keysight’s Standards of Business Conduct; and

•
review disclosures from Keysight’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant’s communications with the Audit and Finance Committee.

During fiscal year 2016, the Audit and Finance Committee held eleven meetings. Each Committee member attended at least 75% of the meetings held while the member served on the Committee.
Compensation Committee
The Compensation Committee is responsible for compensation of Keysight’s CEO and other executive officers as well as Keysight’s compensation plans, policies and programs as they affect the CEO and other executive officers. In addition, the Compensation Committee:

•	reviews and evaluates the performance of the CEO and other executive officers;

•
supervises and oversees the administration of Keysight’s incentive compensation, variable pay and stock programs and arrangements, including the impact of such programs and arrangements on Company risk;

•	establishes comparator peer group and compensation targets based on this peer group for the Company’s named executive officers; and

•	has sole authority to retain and terminate executive compensation consultants.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation,” and the Compensation Committee’s charter.
The Compensation Committee also helps determine compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently Frederic W. Cook & Co., Inc. (“F. W. Cook”), who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

CORPORATE GOVERNANCE
During fiscal year 2016, the Compensation Committee held six meetings. Each Committee member attended at least 75% of the meetings held while the member served on the Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee proposes a slate of directors for election by Keysight’s stockholders at each annual meeting and recommends to the Board candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, recommending to the Board the appropriate Board size and Committee structure and developing and reviewing corporate governance principles applicable to Keysight.
The Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “General Information about the Meeting” located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating and Corporate Governance Committee.
Keysight typically hires a third party executive search firm to help identify and facilitate the screening and interview process for director candidates. To be considered by the Nominating and Corporate Governance Committee, a director nominee must have:

•	a reputation for personal and professional integrity and ethics;

•	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;

•	breadth of experience;

•	soundness of judgment;

•	the ability to make independent, analytical inquiries;

•	the willingness and ability to devote the time required to perform Board activities adequately;

•	the ability to represent the total corporate interests of Keysight; and
•    the ability to represent the long-term interests of stockholders as a whole.
In addition to these minimum requirements, the Nominating and Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating and Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of Board members, including factors that it seeks in Board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of

CORPORATE GOVERNANCE
the Board at that time. The executive search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating and Corporate Governance Committee to review and helps set up interviews. The Nominating and Corporate Governance Committee and Keysight’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We do not use a third party to evaluate current Board members.
The Nominating and Corporate Governance Committee also administers Keysight’s Related Person Transactions Policy and Procedures. See “Related Person Transactions Policy and Procedures” for more information.
During fiscal year 2016, the Nominating and Corporate Governance Committee held two meetings. Each member attended at least 75% of the meetings held while the member served on the Committee.
Executive Committee
The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Keysight’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board Committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other Committees or take any action not permitted under Delaware law to be delegated to a committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the table on page 16. No Keysight executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on Keysight’s Compensation Committee.
Each of the members of the Compensation Committee is considered independent under the Company’s Board and Compensation Committee Independence Standards as set forth in the Company’s Amended and Restated Corporate Governance Guidelines.
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the “Related Person Transactions Policy”) that prohibits any of the Company’s executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a “related person transaction” includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission’s Regulation S-K) involving the Company and any related person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

CORPORATE GOVERNANCE
Under our Related Person Transactions Policy, the General Counsel must advise the Nominating and Corporate Governance Committee of any related person transaction of which he becomes aware. The Nominating and Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	the size of the transaction and the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Under the Related Person Transactions Policy, Company management screens for any potential related person transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. If a related person transaction is identified, such transaction is brought to the attention of the Nominating and Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.
The Nominating and Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.
In October 2014, the Board adopted the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

•
Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2% of that company’s total annual revenues.

•
Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2% of the charitable organization’s total annual receipts.

Keysight will disclose the terms of related person transactions in its filings with the SEC to the extent required.

CORPORATE GOVERNANCE
Transactions with Related Persons
We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board have relationships as directors or executive officers. For transactions entered into during fiscal year 2016, none exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy.
During fiscal year 2016, we did not enter into any financial transaction, arrangement or relationship in which a related person had or will have direct or indirect material interest, in an amount exceeding $120,000, except for the following:

•
Avnet, Inc., where Mr. Hamada, a Keysight director, served as Avnet’s CEO and director until July 2016. From November 1, 2015 until Mr. Hamada stepped down as the CEO of Avnet, Avnet, Inc., or its affiliates, purchased from Keysight an aggregate of approximately $1.9 million of products and/or services and Keysight purchased from Avnet an aggregate of approximately $1.9 million in products and/or services. The transactions with Avnet fell within Keysight’s pre-approved transactions.

•
BlackRock, Inc. holds 7.9% of Keysight’s total outstanding equity pursuant to information contained in a Schedule 13G filed with the SEC on January 26, 2016. During fiscal year 2016, Keysight purchased from BlackRock Advisors (UK) Ltd., a subsidiary of BlackRock, Inc. approximately $635,000 of products and/or services. The transactions with BlackRock Advisors (UK) Ltd. fell within Keysight’s pre-approved transactions.

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 – RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as Keysight’s independent registered public accounting firm to audit its consolidated financial statements for the 2017 fiscal year. During the 2016 fiscal year, PwC served as Keysight’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Keysight is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.
Representatives of PwC are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.
Keysight’s Board recommends a vote FOR the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s Independent Registered Public Accounting Firm.

Fees Paid to PricewaterhouseCoopers LLP
The following table presents fees for professional audit services rendered to Keysight by PwC for the years ended October 31, 2016 and 2015.

Fee Category:	Fiscal 2016 ($)	% of Total (%)	Fiscal 2015 ($)	% of Total (%)
Audit Fees	$3,757,000	79.9	$3,600,000	85.1
Audit-Related Fees	337,000	7.1	442,000	10.4
Tax Fees:
Tax compliance/preparation	71,000	1.5	59,000	1.4
Other tax services	0	0	0	0
Total Tax Fees	71,000	1.5	59,000	1.4
All Other Fees	540,000	11.5	130,000	3.1
Total Fees	$4,705,000	100.0	$4,231,000	100.0
Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of Keysight’s consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2016 and 2015 fees also consist of fees billed for services that are normally provided by PwC in connection with statutory reporting and regulatory filings or engagements, and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Keysight’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting.
Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.
All Other Fees: Consists of fees for all other services other than those reported above. These services include a license for specialized accounting research software. Keysight’s intent is to minimize services in this category.
In making its recommendation to ratify the appointment of PwC as Keysight’s independent registered public accounting firm for the fiscal year ending October 31, 2017, the Audit and Finance Committee has considered whether services other than audit and audit-related services provided by PwC are compatible with maintaining the independence of PwC.
Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit and Finance Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget.

AUDIT AND FINANCE COMMITTEE REPORT
Audit and Finance Committee Report

The Audit and Finance Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit and Finance Committee Report by reference therein.
January 2017
The Audit and Finance Committee of the Board reviewed the quality and integrity of Keysight’s consolidated financial statements contained in the 2016 Annual Report on Form 10-K, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board has identified Charles J. Dockendorff as the Audit and Finance Committee’s “Financial Expert.” Keysight operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met eleven times during the 2016 fiscal year.
The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on “Governance Policies” in the “Corporate Governance” section of the Web page at www.investor.keysight.com or by writing to us at Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attention: Investor Relations.
The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Keysight’s independent registered public accounting firm, Keysight’s audited consolidated financial statements and Keysight’s internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Keysight. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Keysight’s audited consolidated financial statements be included in Keysight’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, and be filed with the U.S. Securities and Exchange Commission.
Submitted by:
Audit and Finance Committee
Charles J. Dockendorff, Chairperson
Paul N. Clark
Robert A. Rango

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners
The following table sets forth information, as of December 31, 2016, concerning each person or group known by Keysight, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially more than 5% of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature	Percent of Class
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	22,037,856 (1)	12.8%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10022	13,455,115 (2)	7.9%
The Vanguard Group - 23-1945930
100 Vanguard Blvd.
Malvern, PA 19355	11,730,460 (3)	6.86%

(1)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2016, by T. Rowe Price Associates, Inc. The Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 6,472,344 shares and sole dispositive power with respect to 22,037,856 shares.

(2)
Based solely on information contained in a Schedule 13G/A filed with the SEC on January 26, 2016, by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 12,233,135 shares and sole dispositive power with respect to 13,455,115 shares.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group. The Schedule 13G/A indicates that the Vanguard Group has sole voting power with respect to 124,485 shares, sole dispositive power with respect to 11,607,175 shares and shares dispositive power with respect to 123,285 shares.

Stock Ownership of Directors and Officers
The following table sets forth, as of December 31, 2016, the beneficial ownership of Keysight’s common stock by each director and each of the named executive officers included in the “Summary Compensation Table” on page 52 and the beneficial ownership of Keysight’s common stock by all directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of March 1, 2017, 60 days after December 31, 2016, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. As of December 31, 2016, there were 171,462,049 shares of common stock outstanding.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owners	Number of Shares of Common Stock	Number of Share Subject to Exercisable Options (1)	Deferred Stock (2)	Total Shares Beneficially Owned	Percentage of Class
Ronald S. Nersesian	137,213	634,635	132,007	903,856	*
Jay Alexander	17,696	51,564	2,151	71,411	*
Paul N. Clark	382	—	41,337	41,719	*
James G. Cullen	20,104	—	10,522	30,626	*
Charles J. Dockendorff	—	—	30,854	30,854	*
Neil Dougherty	27,074	63,284	18,493	108,851	*
Soon Chai Gooi	134,038	197,837	—	331,875	*
Jean M. Halloran	29,832	—	—	29,832	*
Richard Hamada	—	—	25,707	25,707	*
Robert A. Rango	—	—	8,525	8,525	*
Guy Séné	41,436	203,372	—	244,808	*
Mark B. Templeton	—	—	8,126	8,126	*
All directors and executive
officers as a group (17 persons)	495,803	1,337,762	282,893	2,116,457	1.23%

*	Less than one percent.

(1)	“Exercisable Options” means options that may be exercised as of March 1, 2017.

(2)
Represents the number of deferred shares or share equivalents held by Fidelity Management Trust Company under the Deferred Compensation Plan or similar arrangement to which voting or investment power exists.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, requires Keysight’s directors, executive officers and holders of more than 10% of Keysight common stock to file reports with the SEC regarding their ownership and changes in ownership of Keysight stock. Keysight believes that during the 2016 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements.
In making these statements, Keysight has relied upon examination of copies of Forms 3, 4 and 5 provided to Keysight and the written representations of its directors and officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
COMPENSATION OF NON-EMPLOYEE DIRECTORS

Keysight’s director compensation program is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise, and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non-employee directors should consist of both cash to compensate members for their services on the Board of Directors and its committees, and equity to align the interest of directors and stockholders. The non-employee director’s compensation plan year begins on March 1 of each year and ends on the end of February of the following calendar year (the “Plan Year”).
Decisions regarding our non-employee director compensation program are approved by the full Board based on recommendations by the Compensation Committee. In making such recommendations, the Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendation align with the interested our stockholders. Like compensation for our executive officers, the Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. At the direction of the Compensation Committee, F.W. Cook, the Compensation Committee’s independent consultant, annually analyzes the competitive position of the Company’s director compensation program against the peer group used for executive compensation purposes (see page 34 for more information about the peer group).
F.W. Cook’s analysis in September 2015 showed that overall compensation for non-employee directors was slightly above the peer group median. As a result, our Compensation Committee recommended, and our Board of Directors approved, that no changes be made to our director compensation program for fiscal year 2016.
The compensation to our non-employee directors is set forth below:
Summary of Non-Employee Director Annual Compensation

	Cash Retainer (1)	Equity Grant (2)	Committee Chair Premium (3)	Audit and Finance Committee Member Premium (4)
Non-Employee Director	$90,000	$180,000 in value of a stock grant	$15,000	$10,000
Non-Executive Chairman	$245,000	$180,000 in value of a stock grant	Not eligible	$10,000

(1)
Each non-employee director may elect to defer all or part of the cash compensation to the Deferred Compensation Plan for Non-Employee Directors. Any deferred cash compensation is converted into shares of Keysight common stock.

(2)
The stock will be granted on the later of (i) March 1 or (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $180,000 by the average fair market value of Keysight’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant. Each non-employee director may elect to defer all or part of the equity grant to the Deferred Compensation Plan for Non-Employee Directors.

(3)
Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board Committee receive a “Committee chair premium” of $15,000 in cash, paid at the beginning of each Plan Year.

(4)
Non-employee directors (including the Non-Executive Chairman) who serve as the chairperson or a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each Plan Year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Non-Employee Director Compensation Earned During Fiscal Year 2016
The table below sets forth information regarding the regular compensation earned by each of our non-employee directors during the fiscal year ended October 31, 2016:

Name	Cash Retainer ($)	Committee Fees ($)	Stock Awards ($) (1)	Total ($)
Paul N. Clark	$245,000	$10,000	$188,788	$443,019.21 (2)
James G. Cullen	$90,000	$15,000	$188,788	$293,788.00
Charles J. Dockendorff	$90,000	$25,000	$188,788	$303,788.00
Jean M. Halloran	$90,000	—	$188,788	$278,788.00
Richard Hamada	$90,000	—	$188,788	$278,788.00
Robert A. Rango	$90,000	$10,000	$188,788	$288,788.00
Mark B. Templeton	$90,000	—	$188,788	$278,788.00

(1)	Reflects the grant date fair value for stock awards granted in fiscal year 2016 calculated in accordance with FASB ASC Topic 718.

(2)	Figure includes compensation for Board meeting travel expenses in the amount of $231.21
Non-Employee Director Reimbursement Practice for Fiscal Year 2016
Non-employee directors are reimbursed for travel and other out-of-pocket expenses in connection with attendance at Board of Directors and committee meetings.
Non-Employee Director Stock Ownership Guidelines
In 2014, the Company adopted the guidelines to require each non-employee director to own Keysight shares having a value of at least five times the director’s annual cash retainer of $90,000, based on the recommendation of the Committee’s independent compensation consultant, F.W. Cook. The shares counted toward the ownership guidelines include shares owned outright and the shares of Keysight stock in the non-employee director’s deferred compensation account. These ownership levels must be attained within five years from the date of their initial election or appointment to the Board. As of October 31, 2016, all of our incumbent non-employee directors had achieved the recommended ownership level except for: (1) Mr. Rango who was appointed to the Board in November 2015 and has until November 2020 to meet the ownership requirement and (2) Mr. Templeton who was appointed to the Board in December 2015 and has until December 2020 to meet the ownership requirement.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF KEYSIGHT’S NAMED EXECUTIVE OFFICERS

The stockholders of Keysight are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The stockholder vote is an annual advisory vote only and is not binding on Keysight or its Board. Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
As described more fully in the “Compensation Discussion & Analysis” on pages 31 to 51 and in the Summary Compensation Table and subsequent tables on pages 52 to 67, the Company’s named executive officers, as identified on page 36 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. We structure our compensation to support our business objectives with appropriate rewards for short-term operating results and long-term stockholder value creation.
In fiscal year 2016, Keysight made significant progress in executing our multi-year strategy to develop a sustainable platform for growth. We continued to focus on positioning the Company as a solutions leader in key next-generation technologies in order to drive above-market growth in the long-term and create value for customers and stockholders. We also changed our organizational structure to align our business segments with our customers’ end markets to develop better solutions to customer needs. For fiscal year 2016, approximately 55% of our CEO’s and about 49% on average of our NEO’s target total direct compensation consisted of long-term incentives and was “at-risk” – which means that the component would vary year to year depending on our stock price and TSR versus Keysight’s peers. For fiscal year 2015, our CEO’s total direct compensation was $13,668,630, which included the one-time inaugural grant valued at $6,173,168. For fiscal year 2016, our CEOs total direct compensation was $8,441,612.
Keysight also has several compensation governance programs in place as described on pages 33 and 46 to 50 to manage compensation risk and align Keysight’s executive compensation with long-term stockholder interests. These programs include:

•	a compensation recoupment policy;

•	an independent compensation committee and compensation consultant;

•	a hedging and insider trading policy;

•	stock ownership guidelines; and

•	an annual risk assessment.
We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described on pages 31 to 67, including the Summary Compensation Table and subsequent tables on pages 52 to 67 of the proxy statement.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Vote Required
The affirmative vote of a majority of the shares of Keysight common stock present or represented by proxy and voting at the Annual Meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Keysight’s Board recommends a vote FOR the approval of the compensation of Keysight’s named executive officers for fiscal year 2016.

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

Keysight Technologies, Inc. is a measurement company providing electronic design and test solutions to communications and electronics industries. We provide services and deliver solutions that allow customers to bring breakthrough electronic products to market faster and at lower cost in more than 100 countries. We create customer satisfaction and earn customer loyalty by providing products and services of the highest quality and greatest value.
In fiscal year 2016, we made significant progress in executing our multi-year strategy to develop a sustainable platform for growth. We continued to focus on positioning the Company as a solutions leader in key next-generation technologies in order to drive above-market growth in the long-term and create value for customers and stockholders. We also changed our organizational structure to align our business segments with our customers’ end markets to develop and deliver better solutions for customer needs.
Despite the macro market factor challenges that caused customers to reduce their capital investments, we made measurable progress on our growth initiatives in 5G wireless, modular solutions, services, and software. We also grew inorganically through acquisitions of businesses aligned with us strategically and increased our R&D investments by 11% while delivering industry-leading non-GAAP operating margin. Our Non-GAAP earnings per share (“Non-GAAP EPS”) for fiscal year 2016 was $2.43, which was slightly below our approved incentive plan target. The slightly below target result was reflected in our compensation payments for fiscal year 2016 and demonstrated our commitment to pay for performance.
We have strengthened our market position and created new business opportunities. Investing in innovation regardless of short-term market challenges is a critical element to our future success as a company. We believe these accomplishments speak to the focus, discipline and commitment of our management team to transform our Company for growth and to create value for our customers and stockholders. Looking forward, we will continue to execute our growth initiatives and to deploy our capital effectively to grow our business through acquisitions and R&D investments.
Select Business Highlights for Fiscal Year 2016

•
In our 5G segment, we grew orders by 205%, introduced several new industry leading products that are driving demand, and expanded our strategic partnerships with key 5G innovators. We now have over 50 5G customers around the globe.

•
In our modular segment, we achieved 13% order growth and 13% revenue growth for our PXI and AXIe modular solutions and introduced 30 new solutions. We have a strong position in this market and are expanding our modular footprint with both new and existing customers.

•
In our services segment, revenue growth was flat and excluding the impact of the three-year warranty program, revenue for this segment grew by 6%, driven by our expanded multi-vendor calibration services and used equipment sales.

COMPENSATION DISCUSSION AND ANALYSIS

•
In our software segment, we achieved 18% order growth and 13% revenue growth driven by our acquisition of Anite and our market leading design and simulation solutions. We successfully completed the acquisition of Anite, which significantly enhanced our software portfolio and was accretive to gross margin and earnings. Additionally, we broke ground on a new software development center in collaboration with the Georgia Institute of Technology in Atlanta.

•
In inorganic growth, we completed multiple strategic acquisitions aligned with our key growth initiatives, including Anite, which contributed to our software growth initiative and added 4.6% to our total revenue growth.

Pay for Performance Alignment

Our executive compensation program is designed to align the interests of our executive officers with the interests of our stockholders. For this reason, a significant portion of our executive officers’ target total direct compensation opportunity is variable in nature and at risk, subject to company and individual performance measured against achievement of certain financial and strategic objectives, including relative total shareholder return (“TSR”). Our variable incentives demonstrate a strong linkage between pay and performance and encourage our executive officers to hold a significant stake in Keysight. Our compensation for fiscal year 2016 reflected our performance which was slightly below our targets. The manner in which our incentive compensation plans operated relative to our performance is described below.
Short-Term Incentives
Our short-term incentive awards are payable in cash and/or equity. For fiscal year 2016, our Performance-Based Compensation Plan was directly linked to the achievement of pre-established semi-annual financial objectives and/or annual strategic objectives. The use of both semi-annual and annual objectives is to address the cyclical nature of our business. These awards were paid in cash and designed to reward achievement of critical short-term financial and strategic goals. The financial and strategic objectives are described in more detail beginning on page 37.

•	We achieved 89% of the target Non-GAAP EPS and 92% of the target orders for the first half of fiscal year 2016.

•	For the second half of fiscal year 2016, we achieved 94% of the target Non-GAAP EPS and 98% of the target orders.

•	For fiscal year 2016, our strategic objectives achievement resulted in payouts up to 200%.
These results, combined with an evaluation of individual performance, determined the annual short-term incentive payout for the majority of our executive officers, including NEOs. Our executive officers, depending on their individual performance evaluation, received short-term cash incentives payouts ranging from 71% to 146% of their target award opportunities.
We also granted equity awards to our executive officers in the form of restricted stock units (“RSUs”) vesting on the first anniversary of the grant to encourage and motivate them to implement our new organizational structure and to focus on enhancing the customer experience.

COMPENSATION DISCUSSION AND ANALYSIS
Long-Term Incentives
The awards for our executive officers under our Long-Term Performance Program (the “LTP Program”) consist of performance stock units (“PSUs”) and RSUs. PSUs are directly linked to achievement of pre-established objective performance thresholds while RSUs are time based. The PSUs settle at the end of a three-year performance period and are granted to reward multi-year stockholder value creation through the performance of our stock as measured against the stockholder return of our peers. RSUs vest annually over four years. Long-term incentives are described in more detail beginning on page 43.

•	The PSUs granted in fiscal year 2016 were based on Keysight’s relative total stockholder return (“TSR”).

•
As a result of our anticipated separation from Agilent Technologies, Inc. in fiscal year 2014, our expected executive officers were not granted any PSUs by Agilent during that year. Instead, they were granted RSUs. Accordingly, no PSUs were settled in fiscal year 2016.

Compensation Policies and Practices

Our executive compensation and corporate governance programs are designed to link pay with operational performance and increases in long-term stockholder value while striking a responsible balance between risk and reward. To help us accomplish these important objectives, we have adopted the following policies and practices over time:
Compensation Policies and Practices

•	An independent Compensation Committee
•	An independent compensation consultant to the Compensation Committee, F.W. Cook
•	Stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors
•	Prohibitions on executive officers engaging in hedging transactions or pledging our securities as collateral for loans
•	A compensation recoupment (“Clawback”) policy that applies to our executive officers
•	Use of “double trigger” change of control agreements and a prohibition on excise tax gross-ups
•
An annual review and assessment of potential compensation-related risks, conducted independently for the Compensation Committee by F.W. Cook, which for fiscal year 2016 concluded that our compensation programs (including all incentive and commission arrangements at all levels) do not encourage behaviors that are reasonably likely to have a material adverse effect on the Company

COMPENSATION DISCUSSION AND ANALYSIS
Process for Determining Compensation

Each November, the Compensation Committee, with the assistance of F.W. Cook, and our management team, determines the target total direct compensation opportunities for all of our executive officers, including our NEOs, based on a thorough review of their individual performance and the following additional factors (collectively, “Compensation Factors”):
Compensation Factors

•	Responsibilities and capabilities of each executive officer
•	Competitive market data provided by F.W. Cook
•	“Tally sheets” describing the total compensation received by each executive officer
•	Each executive officer’s self-evaluation and evaluation by the CEO and Senior Vice President of Human Resource as presented to the Compensation Committee
•	Qualitative evaluation of each executive officer’s overall and corporate performance by the Compensation Committee or the independent members of our Board of Directors
•	Objective assessment of each executive officer’s actual performance against pre-established goals and financial targets
The CEO and Senior Vice President of Human Resources do not provide recommendations to the Compensation Committee for his/her own compensation. Our CEO’s target total direct compensation opportunity is reviewed annually by the Compensation Committee, which then presents its recommendation to the independent members of our Board of Directors for discussion. The Compensation Committee then makes the final determination on the target total direct compensation for our CEO.
Keysight’s Peer Groups

As part of its compensation deliberations, the Compensation Committee conducts an annual review of the compensation practices of the competitive market using one or more groups of peer companies. The Compensation Committee annually reviews our peer groups to ensure the companies continue to be suitable peers for compensation benchmarking purposes. At the beginning of fiscal year 2016, the Compensation Committee, with the assistance of F.W. Cook, approved a compensation peer group based on the following criteria:
Peer Group Determining Criteria for Fiscal Year 2016

•	Revenues between approximately $1.5 billion and $7.5 billion, which were approximately 0.5 times and 2.5 times our projected fiscal year 2016 revenue
•	A market capitalization between approximately $2.5 billion and $22 billion, which were approximately 0.33 times and 3 times our projected fiscal year 2016 market capitalization
•	A market capitalization to revenue ratio greater than 1.0, our projected fiscal year 2016 ratio

COMPENSATION DISCUSSION AND ANALYSIS

These criteria resulted in the selection of 32 companies, all members of the Russell 3000 Information Sector, including four new companies. The selected companies compete with us either in the same business and capital markets or in the executive talent arena or similarly operate complex business operations with significant global reach. The Compensation Committee used compensation data drawn from the compensation peer group as one of the Compensation Factors in setting the compensation of our executive officers.
Keysight’s Peer Group for Fiscal Year 2016

Acuity Brands	CommScope*	JDS Uniphase	NCR	SanDisk
AMETEK	EchoStar	Juniper Networks	NetApp	SunEdison
ARRIS Group	EnerSys	KLA-Tencor	Nuance Communications	Synopsys
Autodesk	F5 Networks	Lam Research	Regal Beloit	Teradyne
Brocade Communications	FLIR Systems*	Motorola Solutions	Rockwell Automation	Trimble Navigation
Cadence Design Sys*	Harris	National Instruments	Roper Industries	Zebra Technologies*
Citrix Systems	Hubbell

*	Companies added to the fiscal year 2016 compensation peer group based on the selection criteria.
Competitive Positioning to Peer Group
At the time of its approval, we were approximately at the median of our compensation peer group based on revenue, market capitalization, and number of employees.

	Revenues as of each company’s most recent four quarters ended on 9/30/2015 (in millions) ($)	Market Capitalization on 9/30/2015 (in millions) ($)	Employees as of 9/30/2015 (#)
25th Percentile	$2,228	$3,910	6,520
Median	$3,022	$5,866	8,751
75th Percentile	$4,659	$9,909	13,250
Keysight Technologies, Inc. (1)	$3,100	$5,226	9,600

(1)	Fiscal Year 2016 Estimates.
Peer Group for the Long-Term Incentives Program
The Compensation Committee believes that an expanded peer group is more appropriate for determining relative TSR under Keysight’s LTP Program, as an appropriate peer group provides a broader index for comparison and better alignment with stockholder investment choices. Accordingly, the Compensation Committee selected the companies in the S&P 500 Information Technology and Industrials sectors (approximately 134 companies) for determining relative TSR as the performance criteria for LTP Program awards granted for the three-year performance period ending October 31, 2018. Only companies that are included in one of these sectors at the beginning

COMPENSATION DISCUSSION AND ANALYSIS

of the performance period and which have three years of stock price performance at the end of the performance period are included in the final calculation of results. The S&P 500 constituent list is maintained by the S&P Index Committee, which is available at www.standardandpoors.com/ indices/main/en/us. Any change in the expanded peer group is solely due to Standard & Poor’s criteria for inclusion in the index.

Named Executive Officers
In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our Principal Executive Officer, our Principal Financial Officer and the next three most highly-compensated executive officers of the company during fiscal year 2016 (collectively, the “Named Executive Officers” or “NEOs”). For the fiscal year ended October 31, 2016, our NEOs and their designated titles are as follows:

Ronald S. Nersesian	President and Chief Executive Officer
Neil Dougherty	Senior Vice President and Chief Financial Officer
Jay Alexander	Senior Vice President and Chief Technology Officer
Soon Chai Gooi	Senior Vice President, President of Electronic Industrial Solutions Group
Guy Séné (1)	Senior Vice President, Worldwide Sales

(1)	Mr. Séné stepped down from his position of SVP, Worldwide Sales on November 1, 2016.

Elements of 2016 Compensation
This section describes the elements of our executive officers, including NEOs, for fiscal year 2016 compensation, which consists of the following:

Direct Compensation		Indirect Compensation
•	Base Salary	•	Other Employee Benefits
•	Short-Term Incentives
•	Long-Term Incentives
Our NEOs’ target total compensation for fiscal year 2016 varied between the 28th percentile and 61th percentile of our peer group for each position. Actual earned variable compensation relative to target depended on the performance as discussed below.
In fiscal year 2016, approximately 55% of our CEO’s and about 49% on average of our NEO’s target total direct compensation consisted of long-term incentives and was “at-risk” – which means that the component would vary year to year depending on our stock price and TSR versus our peers. For fiscal year 2015, our CEO’s total direct compensation was $13,662,678, which included the one-time inaugural grant valued at $6,173,168. In fiscal year 2016, our CEO’s total direct compensation was $8,482,612.

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary
The Compensation Committee regularly reviews base salaries for our executive officers and may adjust them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve. As a relatively new independent company, we target base salaries for our executive officers with the goal of bringing salaries closer to market of our peers over time. The base salary provides a competitive level relative to market data of our peers and each executive officer’s position, performance, skills and experience in order to attract and retain the best talent.
The base salaries of our NEOs are set annually by the Compensation Committee, who considers the Compensation Factors for each NEO and the Company’s expected operating budget. Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. The Compensation Committee approved the following adjustments to base salaries, effective December 1, 2015:

NEO	Base Salary Adjustment
Ronald S. Nersesian	Increased from $900,000 to $975,000
Neil Dougherty	Increased from $475,000 to $500,000
Jay Alexander	Increased from $390,000 to $450,000
Soon Chai Gooi(1)	Increased from $352,900 to $392,812
Guy Séné	No change

(1)	Mr. Gooi is paid in Malaysian Ringgit, and was converted to US dollars using the exchange rate as of October 31, 2016.

Short-Term Incentives
The Performance-Based Compensation Plan for our NEOs and others in executive and senior manager roles provides cash awards every six months depending on Company performance. The awards are directly linked to the achievement of semi-annual financial objectives and/or annual strategic objectives established by the Compensation Committee at the beginning of each performance period, based on the financial and strategic plan approved by the Board for that year. In addition, the Compensation Committee reviews and approves the short-term incentive plan threshold and maximum tied to each objective, benchmarking our internal historical

COMPENSATION DISCUSSION AND ANALYSIS

achievement against external market data to ensure alignment with the external market and the latest compensation practices. The short term cash incentives are tied to the financial and strategic objectives with each objective weighted depending on each executive’s roles and responsibilities. Depending upon the Company’s performance, the payout ranges from 0% to 200%. The Compensation Committee may exercise negative discretion to determine the final strategic award payout.
At the end of each performance period, the Compensation Committee certifies our actual performance against the objectives and to the extent earned, the cash incentive awards are paid. Performance measures and target performance goals cannot be changed after they are established by the Compensation Committee.
Financial Objectives for Fiscal Year 2016
Non-GAAP EPS was the most appropriate financial measure for most participants for the following specific reasons:

•	Strengthen line of sight with stockholders

•	Drive leadership behavior to focus on the enterprise rather than at a division level

•	Create value through growth and cost efficiency priorities (Non-GAAP EPS)
The Compensation Committee believes that the non-GAAP EPS is a transparent, operations-based measure, which is computed on the basis of non-GAAP earnings and diluted shares. Non-GAAP earnings are calculated by excluding the impact of share-based compensation, restructuring costs, separation costs, transformational costs, acquisition and integration costs, asset impairments and non-cash intangible amortization. We also exclude any tax benefits or expenses that are not directly related to ongoing operations and which are either isolated or which could not be expected to occur again with any regularity or predictability. All of these GAAP exclusions are objectively predetermined by our Compensation Committee in accordance with Section 162(m) of the Internal Revenue Code (the “Code”). Non-GAAP EPS is the same metric that we use for our quarterly earnings announcements. Non-GAAP EPS targets are determined by our semi-annual financial planning process. Management prepares a financial plan which is then reviewed and approved by the Board of Directors. The non-GAAP targets are directly tied to the approved financial plan and do not change during the performance period. The threshold and maximum are designed to account for the cyclical nature and volatility of our markets. Diluted shares are defined as the total number of shares that would be outstanding if all possible sources of conversion are exercised. For Fiscal Year 2016, non-GAAP EPS is the financial objective applied as the financial metric for four out of our five NEOs, namely, Ronald Nersesian, Neil Dougherty, Jay Alexander and Soon Chai Gooi.
While we believe Non-GAAP EPS is the best financial measure for our overall performance, the Compensation Committee wanted to implement an alternate measure to increase our top line growth. As a result, the Compensation Committee implemented the Worldwide Quota (“WWQ”) as a metric for our sales participants. WWQ is based on orders, which are calculated pursuant to a Company policy that defines how purchase commitments are accepted. For our sales organizations we believe the best indication of performance is achievement of quota, therefore for Fiscal Year 2016, WWQ was the financial objective applied as the financial metric for our Senior Vice President of Worldwide Sales, Guy Séné.

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Objectives for Fiscal Year 2016
For fiscal year 2016, the Compensation Committee added a number of strategic objectives to our Performance-Based Compensation Plan measures to ensure that our NEOs were focused on our key business initiatives for the fiscal year. These strategic objectives accounted for 25%–50% of the total target annual cash bonus opportunity for each NEO based on his specific strategic objectives. The actual percentages of total target annual cash bonus for each NEO is disclosed in the Weight Allocation of Financial and Strategic Objectives table on page 42.
The strategic objectives were created to help assess progress on our publicly-announced business strategies, with one strategic objective tied to each of our four announced growth initiatives and one reflecting acquisition progress at the Company level. These objectives were incorporated into the compensation plans of our executive officers most responsible for driving progress on each element of the strategy. Each strategic objective and its related measurement level are as follows:

2016 Strategic Objectives	Objective Measures
5G Wireless Orders Growth
Commercial communications represents one of our largest end markets, and 5G (fifth-generation) is a set of new technologies and applications that will drive the next wave of ecosystem investment and opportunity. Sales into leading-edge 5G applications are an important early indicator for our success in the evolving communications market. A target level for orders was set well beyond 100% growth from the fiscal year 2015 level, reflecting our intent to rapidly establish a strong and early position.

Modular Orders Growth
Modular products and solutions are an important part of our overall solution offering, augmenting traditional benchtop form factors and hand-held products. Our strategy is to offer solutions in the form factor best suited to each customer’s needs, and we intend to become the leader in modular solutions over time. As a measure, the order level for modular products helps bring attention and focus to this objective, with the target level set for growth significantly beyond the fiscal year 2015 level and multiple times greater than our overall rate of growth.

Services Core Revenue Growth
Services is a critical part of our strategy to transform from a hardware-centric products company to a software-centric solutions company, where our solutions increasingly include a services component. Our announced goal is to grow our annual services revenue from $400M to $600M over the next five years. The target measure for this strategic objective ties directly to this goal, and as with the other growth initiatives, represents growth well beyond our overall rate of growth.

COMPENSATION DISCUSSION AND ANALYSIS

2016 Strategic Objectives	Objective Measures
Software Development Milestones
Software development milestones have been established to help us gauge progress on the development of new types of software that are required to accomplish our transformation to a software-centric solutions company. Program checkpoints are used to measure development progress to schedule on the most important of these new, multi-year software development efforts.

Inorganic Revenue Growth
Inorganic growth refers to the growth that is delivered by companies newly acquired by us. This objective measures the effectiveness of our acquisition process, where first year revenue is tracked according to specific goals established at the time of acquisition.

The Compensation Committee identified the strategic objectives and established the threshold, target and maximum levels for each objective at the beginning of the fiscal year. No payouts would be made under a strategic objectives portion of the Performance-Based Compensation Plan unless the thresholds for such strategic objective was met. Performance at the threshold level would result in a 50% payout with a maximum payout of 200%. Each executive officer may have a single or a mix of any objectives based on his areas of responsibility. The strategic objective mix for each of our NEOs is disclosed in the table below. The CEO’s performance was measured on all five objectives.
Weight Allocation of Strategic Objectives

	5G Wireless Orders Growth	Modular Orders Growth	Services Core Revenue Growth	Software Development Milestones	Inorganic Revenue Growth	Weight of Total Short-Term Incentives
Ronald S. Nersesian	20%	20%	20%	20%	20%	25%
Neil Dougherty	20%	20%	20%	20%	20%	25%
Jay Alexander	N/A	N/A	N/A	100%	N/A	50%
Soon Chai Gooi	20%	20%	20%	20%	20%	25%
Guy Séné	N/A	N/A	N/A	N/A	100%	25%
For fiscal year 2016, the CEO achieved 105% payout of his target strategic objectives. The threshold, target and maximum for each strategic objective and the actual results and achievement percentage for each objective are disclosed in the Achievement of Strategic Objectives table on page 41 and the actual awards and achievement percentages for each NEO are disclosed in the Fiscal Year 2016 Short-Term Cash Incentive Payouts Table on page 43.
Short-Term Cash Incentive Awards Calculations and Awards Measures
For fiscal year 2016, the award payouts under the Performance-Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award bonus percentage, financial or strategic target bonus percentage, and actual performance attainment.

COMPENSATION DISCUSSION AND ANALYSIS

Financial Objectives

First Half	Annual Salary/2		Individual Target Bonus (% varies by Individual)		Financial Target Bonus (50%-75%)		Attainment % (Based on actual performance)
Financial
Objectives
		×		×		×
Second Half
Financial
Objectives
The following tables describe the threshold, target and maximum financial measures for the financial objectives (Non-GAAP EPS and WWQ) and reports the actual results and achievement percentage.
Non-GAAP EPS

First Half Fiscal Year 2016					Second Half Fiscal Year 2016
Threshold $	Target $	Max $	Results $	Achievement %	Threshold $	Target $	Max $	Results $	Achievement %
$0.66	$1.31	$1.97	$1.16	89%	$0.68	$1.35	$2.03	$1.27	94%

WWQ
First Half Fiscal Year 2016					Second Half Fiscal Year 2016
Threshold $	Target $	Max $	Results $	Achievement	Threshold $	Target $	Max $	Results $	Achievement %
$1,403	$1,559	$1,715	$1,440	92%	$1,390	$1,544	$1,699	$1,507	98%
Strategic Objectives

Individual Target Bonus (% varies by individual)
Fiscal Year Strategic Objective	Annual Salary				Strategic Target Bonus (25%-50%)		Attainment % (Based on actual performance)
		×		×		×

The following table describes the threshold, target and maximum for each strategic objective measures and reports the actual results and achievement percentage for each.
Achievement of Strategic Objectives (1)

Strategic Objective	Threshold	Target	Maximum	2016 Results	Achievement%
5G Wireless Orders Growth	$38.8 million	$40.4 million	— (2)	$66.2 million	200% (3)
Modular Orders Growth	$169.9 million	$177.5 million	— (2)	$172 million	69%
Services Core Revenue Growth	$394.3 million	$409.5 million	$424.7 million	$396.9 million	58.8%
Software Milestones (2)	Achieve 2 out of 6 milestones on schedule	Achieve 4 out of 6 milestones on schedule	Achieve 6 out of 6 milestones on schedule	Achieved 6 out of 6 milestones on schedule	200% (1)

Inorganic Revenue Growth	$177 million	$197 million	$217 million	$162.5 million	0% (4)

(1)	The amounts described for each growth measure represent total amounts rather than year over year amounts.

(2)
We believe disclosing the maximum of each of our orders growth objectives and providing more detailed information regarding our software milestones would result in competitive harm because none of this information is publicly available and it is highly confidential, and disclosure of this information would inform our competitors of our strategic objectives, without the Company having equivalent information relating to our competitors. In addition, we do not believe disclosure of this information is material to investors given the other information that we disclose regarding these objectives.

COMPENSATION DISCUSSION AND ANALYSIS

(3)	Achievement percentages for award payouts are capped at 200%.

(4)	Did not meet threshold level therefore the achievement level and award payout was 0%.
The following table sets forth the financial objectives and strategic objectives mix and weight as applied to calculating the short-term cash incentive for each of our NEO:
Weight Allocation of Financial and Strategic Objectives

	Financial Objective Weight	Strategic Objective Weight
Ronald S. Nersesian	75%	25%
Neil Dougherty	75%	25%
Jay Alexander	50%	50%
Soon Chai Gooi	75%	25%
Guy Séné	75%	25%
Short-Term Cash Incentive for Each NEO
The Compensation Committee set the fiscal year 2016 target short-term cash incentive award opportunities as a percentage of base salary for each NEO. Each NEO’s target short-term cash incentive for fiscal year 2016 was set between 75% and 135% of base salary, as follows:
Fiscal Year 2016 Target Short-Term Cash Incentive Award Opportunities
(Expressed as a Percentage of Base Salary)

Name	First Half Financial Target Award	Second Half Financial Target Award	Strategic Target Award	Total Target Short-Term Cash Incentives
Ronald S. Nersesian	50.6%	50.6%	33.8%	135.0%
Neil Dougherty	30.0%	30.0%	20.0%	80.0%
Jay Alexander	18.8%	18.8%	37.4%	75.0%
Soon Chai Gooi	30.0%	30.0%	20.0%	80.0%
Guy Séné	30.0%	30.0%	20.0%	80.0%

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal Year 2016 Short-Term Cash Incentive Payouts Table
The payouts under the Performance-Based Compensation Plan for fiscal year 2016 are provided in the table below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table”. The Compensation Committee determined that the awards earned based on actual performance results for fiscal year 2016 fairly reflected the performances of our executive officers and did not exercise negative discretion with respect to the awards.

	First Half Financial			Second Half Financial			Annual Strategic
	Target Incentive ($)	Actual Award ($)	Actual Award (%)	Target Incentive ($)	Actual Award ($)	Actual Award (%)	Target Incentive ($)	Actual Award ($)	Actual Award (%)	Total Actual Short-Term Cash Incentives
Name										($)	(%)*
Ronald S. Nersesian	$493,594	$439,298	89%	$493,594	$463,978	94%	$329,063	$344,068	105%	$1,247,344	95%
Neil Dougherty	$150,000	$133,500	89%	$150,000	$141,000	94%	$100,000	$104,560	105%	$379,060	95%
Jay Alexander	$84,375	$75,094	89%	$84,375	$79,313	94%	$168,750	$337,500	200%	$491,907	146%
Soon Chai Gooi**	$127,295	$113,293	89%	$117,816	$110,747	94%	$78,544	$82,125	105%	$306,165	97%
Guy Séné	$165,000	$151,800	92%	$165,000	$161,700	98%	$110,000	$0	0%	$313,500	71%

*	Reflected as a percentage of target award.

**
Mr. Gooi is normally paid in Malaysian Ringgit. His payout for the first half of fiscal year 2016 was converted to US dollars based on the currency exchange rate as of April 30, 2016. His payout for the second half of fiscal year 2016 was converted to US dollars based on the currency exchange rate as of October 31, 2016.

In addition to the payouts described above, we granted a short-term equity award to our executive officers in the form of RSUs fully vesting at the first anniversary of grant, to motivate and encourage the successful completion of critical goals and milestones for fiscal year 2016, as well as to focus on enhancing the customer experience in order to grow our market share. The grant details are described in the “Grants of Plan-Based Awards in Fiscal Year 2016” table.
Long-Term Incentives

2016 Long-Term Incentive Award Mix
We use the following long-term incentive vehicles to ensure that our LTP Program remains balanced, sustainable and supportive of its objectives over a multi-year period:

•
PSUs support the objectives of linking realized value to the achievement of critical performance objectives and stockholder alignment. Shares of our common stock earned under our LTP Program are based on long-term returns to stockholders as measured by relative TSR against our long-term incentives peer group.

•
RSUs are used to keep our executive officers focused on the absolute performance of the Company’s stock price. We believe RSUs encourage behavior and initiatives that support sustained long-term stock price increase, which benefits all stockholders. In addition, RSUs are becoming more prevalent in our peer group as have they have greater retentive value.

COMPENSATION DISCUSSION AND ANALYSIS
The mix of long-term incentives awards for our NEOs for fiscal year 2016 is shown in the following chart:
PSU Performance Measure
The Compensation Committee has established rolling three-year performance periods for PSU awards under our LTP Program and for fiscal year 2016 used relative TSR as the performance measure for the performance period ending October 31, 2018.
Relative TSR reflects (1) the aggregate change in the 90-day average closing price of our stock versus each of the companies in our LTP Program peer group, each measured at the beginning and end of the three-year performance period. The beginning average is the 90-day period prior to the performance period and the ending average will be the final 90-day period of the performance period, plus (2) the value (if any) returned to stockholders in the form of dividends or similar distributions, assumed to be reinvested on distribution date on a pre-tax basis to purchase additional shares of the issuing company.
Long-Term Incentives Granted in Fiscal Year 2016
The target value of the long-term incentive awards granted is determined by the Compensation Committee at the beginning of the then-current fiscal year for each of our NEOs after considering the Compensation Factors. Grant values were determined as follows:

•	To determine the number of PSUs, we divided the target award amount by the product of the 20-trading day average stock price multiplied by a Monte-Carlo valuation.

•	The remaining value of the long-term awards were in the form of RSUs calculated by using a 20-day trailing average closing price of our common stock prior to the date of grant.
The following table shows the long-term incentive awards granted in fiscal year 2016 to each of our NEOs:

Name	Performance Stock Units (#)	Restricted Stock Units (#)	Total Target Value of Long-Term Incentive Awards ($)
Ronald S. Nersesian	71,530	61,996	$4,486,607
Neil Dougherty	15,736	13,639	$987,028
Jay Alexander	11,616	10,068	$728,603
Soon Chai Gooi	18,597	16,119	$1,166,490
Guy Séné	14,449	12,523	$906,287

COMPENSATION DISCUSSION AND ANALYSIS
Performance Stock Units Granted in Fiscal Year 2016
The PSUs granted in fiscal year 2016 will be measured and paid out based on our relative TSR versus all companies in our peer group for the fiscal year 2016 through fiscal year 2018 performance period. The peer group was selected at the beginning of the performance period to be the S&P 500 IT & Industrials Sectors Index. The Compensation Committee also determined that, to be included in the calculation, each company in this index must have three full years of stock price data to be used in the final relative TSR calculation. The Compensation Committee did not establish an absolute TSR target as it believed that performance would be best measured on a relative basis against our selected peer group. The performance schedule determined by the Compensation Committee was:

Payout as a % of Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%
The PSUs will be settled linearly for each level of performance as illustrated below:

COMPENSATION DISCUSSION AND ANALYSIS
The PSUs are wholly “at risk” compensation as our performance must be at or above the 25th percentile of the comparator group for the award recipients to earn any of the shares of our common stock subject to their awards.
Results of 2015 Shareholder Advisory Vote on Executive Compensation

Our executive compensation program is well aligned with the interests of our stockholders and is instrumental to achieving our business strategy. In setting executive compensation for fiscal year 2016, which was completed in November 2015, the Compensation Committee considered the stockholder support (93% approval of votes cast) that our “Say-on-Pay” proposal received at its March 19, 2015 Annual Meeting of Stockholders. The Compensation Committee believes that the results of this vote confirm the philosophy and objective of linking our executive compensation to our operating and strategic objectives and the enhancement of stockholder value.
During the last Annual Stockholders’ Meeting on March 17, 2016, our “Say-on-Pay” proposal received 87% approval of votes cast, which was taken into consideration by the Compensation Committee in determining our executive compensation for fiscal year 2017.
Policies for Compensation Risk Mitigation

Recoupment Policy
Our Executive Compensation Recoupment Policy applies to all of our executive officer’s subject to Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (wherein results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short-term and long-term incentive compensation awards that were paid or awarded to the executive officers for performance periods beginning after October 31, 2014 that occurred, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Compensation Committee will consider actions to remedy the fraud or misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as it deems appropriate.
These actions may include without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of shares of our common stock to the extent such profit was, in part or in whole, resulting from fraud or misconduct.
The Compensation Committee will amend the Policy, as necessary, to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

COMPENSATION DISCUSSION AND ANALYSIS
Hedging and Insider Trading Policy
Our Insider Trading Policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our equity securities. We also prohibit our executive officers and the members of our Board from pledging our equity securities as collateral for loans. In addition, we prohibit our executive officers, directors and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade.
Our executive officers and members of our Board are permitted to enter into trading plans that are intended to comply with the requirements of Exchange Act Rule 10b5-1 so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates.
Indemnification Agreements
These agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.
A Culture of Ownership
Our stock ownership guidelines are designed to encourage our executive officers, including our NEOs, to achieve and maintain a significant equity stake in the Company and more closely align their interests with those of our stockholders. The guidelines provide that our CEO should accumulate and hold, within five years from election to his position, an investment level in our common stock equal to a multiple of six times his annual base salary. The guidelines further provide that our CFO, COO, and other executive officers should accumulate and hold, within five years from appointment to their respective executive officer positions, an investment level in our common stock equal to the lesser of either (1) a multiple of three times their annual base salary or (2) direct ownership of a certain level of shares of our common stock (40,000 or 80,000 shares).
The investment level as a multiple of annual base salary or direct ownership guidelines are as follows:

Level	Investment Level = Multiple of Annual Base Salary	Direct Ownership of Common Stock (# of Shares)
CEO	6X	N/A
CFO/COO	3X	80,000
All other executive Officers	3X	40,000
The Compensation Committee conducts an annual review to assess compliance with the guidelines. At the end of fiscal year 2016, each of our NEOs had either met or were on track to reach his stock ownership guideline requirement within the applicable timeframe.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Risk Assessment
F.W. Cook conducts an annual review of our compensation related risks. The risk assessment conducted during fiscal year 2016 concluded that our executive compensation program is well designed to encourage behaviors aligned with the long-term interests of our stockholders. F.W. Cook also found an appropriate balance in fixed versus variable pay, cash and equity, and appropriate mix of financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider-trading prohibitions, the Executive Compensation Recoupment Policy, and independent Compensation Committee oversight of our executive compensation programs.
Other Compensation Practices and Policies

Benefits and Limited Perquisites
Our global benefits philosophy is to provide our executive officers, including our NEOs, with protection and security through health and welfare, retirement, disability insurance and life insurance programs. Generally, the Compensation Committee’s philosophy is to provide only perquisites and other personal benefits that we provide to all employees.
In addition to these Company-wide benefits, our NEOs are offered Company-paid financial counseling through a third-party service to assist with their personal finances. Providing this service gives our NEOs a better understanding of their compensation and benefits, allowing them to concentrate on their responsibilities and our future success. Our executive officers, including our NEOs, are also offered physical examinations, for which we cover the costs that are not otherwise covered under each of our NEOs’ chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executive officers. Both the financial counseling and the executive physicals are benefits generally provided by our peers and are available to us at a reasonable group cost.
Our NEOs are offered Company paid relocation services, mortgage subsidies and tax assistance. Our executive officers also had access to Company drivers to transport them and their families to the airport for personal travel, as are other Company executives.
Deferred Compensation
Our NEOs are eligible to voluntarily defer base salary, short-term cash incentives, and stock awards under the LTP Program. The deferrals are made through the Keysight Technologies, Inc. 2014 Deferred Compensation Plan (the “Deferred Compensation Plan”).
Deferred compensation is distributed to eligible participants in January of the year following termination of their employment, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to participants in July of the year following termination of employment. No early distributions or withdrawals are allowed. If an election is made to defer performance shares earned under the LTP Program, shares are deferred and released to the participants as indicated above.

COMPENSATION DISCUSSION AND ANALYSIS
The specific benefits and an additional description of plan features are set forth in the section entitled “Non-Qualified Deferred Compensation in Last Fiscal Year” below.
Pension Plans
The Keysight Technologies, Inc. Retirement Plan (the “Retirement Plan”), the Keysight Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan), the Keysight Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit-Sharing Plan”) and the Keysight Technologies, Inc. 401(k) Plan (the “401(k) Plan”) are designed for long-term employment retention as well as to support the career-employment strategy and to provide employee retirement savings.

•	The Retirement Plan is a U.S. tax qualified defined benefit plan. The Retirement Plan was closed to new entrants on August 1, 2015.

•
The Supplemental Benefit Retirement Plan is an unfunded, non-qualified plan that pays amounts upon retirement that would be due under the regular Retirement Plan benefit formula, but are limited under the tax-qualified Retirement Plan by the Code.

•
The Deferred Profit-Sharing Plan provides certain amounts to our NEOs and other employees who provided services to Agilent prior to August 1, 2014 and to Agilent’s predecessor company, Hewlett Packard Company, prior to November 1, 1993. It is a closed and frozen, defined contribution plan. The Deferred Profit-Sharing Plan is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

•
The 401(k) Plan is a U.S. defined contribution plan. The 401(k) Plan provides eligible employees with an opportunity to defer eligible covered compensation under section 401(k) of the Internal Revenue Code. The Company provides a matching contribution up to 5% of deferred compensation for legacy participants and up to 8% of deferred compensation for participants hired on or after August 1, 2015. The 401(k) Plan also permits a discretionary employer contribution up to 2% of covered compensation for participants hired on or after August 1, 2015.

Additional information on the Retirement benefits for which the NEOs are eligible is set forth in the “Fiscal Year 2016 Pension Benefits Table”.
Policy Regarding Deduction Limit
Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs (excluding the CFO) employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m) of the Code.
The Compensation Committee considers the impact of Section 162(m) of the Code in setting and determining executive compensation because it is concerned with the net cost of executive compensation to the Company (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
Generally, our short-term cash incentives and long-term performance stock units are intended to comply with the exception for “performance-based” compensation under Section 162(m) of the Code. To maintain flexibility in rewarding individual performance and contributions, the Compensation Committee may decide to award compensation that does not comply with the exception for “performance-based” compensation and, thus, may not be deductible for purposes of Section 162(m). In addition, because of the fact-based nature of the “performance-based” compensation exception and the limited amount of binding-related guidance, we cannot guarantee that compensation that is intended to comply with the “performance-based” compensation exception under Section 162(m) of the Code will, in fact, qualify.
Accounting Considerations
We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Termination –Severance Plan and Change of Control Agreements
Consistent with the practice of many of our peers, the Compensation Committee has adopted an Officer and Executive Severance Plan (the “Severance Plan”) for our U.S. based officers and executives, which provide specified severance payments and benefits in cases where our management decides to replace or make significant changes to the officer’s duties. A more detailed description of the Severance Plan is provided in the “Officer and Executive Severance Plan” section below.
In addition, we have entered into Change-of-Control Agreements (“Change of Control Agreement”) with our officers designed to provide protection to the officers so they are not distracted by their personal, professional and financial situations at a time when we need them to remain focused on their responsibilities, the Company’s best interests and those of our stockholders. These agreements provide for “double-trigger” payments and benefits, which means that they are eligible to receive such payments and benefits only in the event of a change in control of the Company and a termination of employment or a shift into a position that represents a material change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).
The potential payments that would be received by our NEOs under the Severance Plan and the Change-of-Control Agreements are disclosed in the “Termination and Change of Control Table” below.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Keysight specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
November 15, 2016
Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to our Board of Directors on all elements of compensation for our executive officers. In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into our 2016 Annual Report on Form 10-K.
Submitted by:
Compensation Committee
James G. Cullen, Chairperson
Richard Hamada
Mark B. Templeton

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION

Fiscal Year 2016 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)(5)	Option Awards (2)(4)(5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total
Ronald S. Nersesian President and Chief Executive Officer	2016	$968,750	$0	$6,027,107	$0	$1,247,344	$206,037	$33,373	$8,482,612
	2015	$891,667	$0	$8,718,704	$2,609,233	$1,248,750	$160,539	$33,784	$13,662,678
	2014	$795,833	$0	$2,109,864	$2,257,639	$917,151	$162,202	$30,998	$6,273,686
Neil Dougherty Senior Vice President and Chief Financial Officer	2016	$497,917	$0	$1,106,988	$0	$379,060	$90,620	$32,705	$2,107,290
	2015	$468,750	$0	$1,927,705	$469,398	$421,800	$57,905	$43,898	$3,389,456
	2014	$387,083	$0	$276,244	$295,634	$340,368	$61,649	$270,208	$1,631,187
Jay Alexander Senior Vice President and Chief Technology Officer	2016	$445,000	$0	$848,563	$0	$491,907	$106,030	$12,901	$1,904,401
	2015	$384,583	$0	$686,228	$304,190	$259,740	$70,146	$26,822	$1,731,709

Soon Chai Gooi (9) Senior Vice President, President-Electronic Industrial Solutions Group	2016	$389,742	$0	$1,346,430	$0	$306,165	$0	$517,256	$2,559,594
	2015	$318,923	$0	$1,494,430	$477,264	$338,167	$0	$365,856	$2,994,640
	2014	$447,623	$0	$351,635	$376,267	$415,511	$0	$118,824	$1,709,861
Guy Séné (10) Senior Vice President, Woldwide Sales	2016	$550,000	$0	$1,086,227	$0	$313,500	$115,505	$28,979	$2,094,211
	2015	$550,000	$0	$3,438,730	$812,924	$488,400	$101,130	$27,955	$5,419,139
	2014	$550,000	$0	$778,610	$833,166	$403,547	$117,143	$36,628	$2,719,094

(1)	None of our NEOs received any service awards or cash bonuses for fiscal year 2016.

(2)
Reflects the aggregate grant date fair values of the stock and option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense are provided in additional detail in the tables below.

(3)
Amounts consist of expenses relating to performance share awards that are outstanding for each of our NEOs under the LTP Program. Also the amounts consist of expenses related to restricted stock units granted in fiscal year 2016 as well as discretionary awards granted by the Compensation Committee.

(4)
Amounts consist of expenses relating to option awards granted under the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation Plan (“Stock Plan”) granted at an exercise price equal to the closing price of Keysight or Agilent common stock on the date of grant.

(5)	The expenses disclosed in these columns include expenses for stock awards and options awarded in accordance with the Stock Plan, as shown in the table below.

(6)	Amounts consist of incentive awards earned by our NEOs during fiscal year 2016 under the Performance-Based Compensation Plan for covered employees.

(7)
Amounts represent the change in pension value for the Retirement Plan and Supplemental Benefit Retirement Plan. The amount for fiscal year 2014 and 2015 previously disclosed were overstated due to an inadvertent calculation error and current disclosure reflect the corrected amounts.

(8)
Amounts reflect (i) employer contributions of $10,600 to Mr. Nersesian, Mr. Dougherty, Mr. Alexander, and Mr. Séné’s accounts with Keysight Technologies, Inc. 401(k) Plan in fiscal year 2016, as well as $99,962 to Mr. Gooi for the Malaysia defined contribution plan, (ii) $20,979 for Mr. Nersesian, $16,860 for Mr. Dougherty and $17,001 for Mr. Séné for services incurred from The Ayco Company, LP, financial counseling provider, (iii) travel expenses of $894 for Mr. Nersesian, $4,345 for Mr. Dougherty, $1,651 for Mr. Alexander, and $478 for Mr. Séné for use of Keysight drivers and vehicles for personal travel, as well as $29,305 for Mr. Gooi as an annual car and gasoline allowance, (iv) relocation services of $387,762 to Mr. Gooi for his main office relocation from Malaysia to Singapore, (v) Club Membership fees of $227 for Mr. Gooi, and (vii) $900 for Mr. Nersesian, Mr. Dougherty, and Mr. Séné, as well as $650 for Mr. Alexander for employer contribution to a health savings account.

(9)
Amounts included for Mr. Gooi, with the exception of stock awards and option awards, are shown in U.S. Dollars but were paid to him in Malaysian Ringgit. To convert the amounts paid to U.S. Dollars, we used exchange rate as of the last business day of the applicable fiscal year (for fiscal year 2016 amounts, an exchange rate of 4.2020002410 Malaysian Ringgits per U.S. Dollar).

(10)	Mr. Séné stepped down from his position of SVP, Worldwide Sales on November 1, 2016.

EXECUTIVE COMPENSATION
The following table itemizes the full grant date fair value of equity awards granted to our NEOs during fiscal year 2016 in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table”.

Long-Term Incentive Awards
	Total FY16 Expense			Total FY15 Expense			Total FY14 Expense
Name	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards
Ronald S. Nersesian	$2,576,288	$0	$3,450,597	$2,545,536	$2,609,247	$6,173,168	$0	$2,257,639	$2,109,864
Neil Dougherty	$566,762	$0	$540,178	$457,908	$469,401	$1,469,796	$0	$295,634	$276,244
Jay Alexander	$418,372	$0	$430,155	$296,755	$304,191	$389,473	$0	$153,698	$144,348
Soon Chai Gooi	$669,806	$0	$676,566	$465,594	$477,266	$1,028,836	$0	$376,267	$351,635
Guy Séné	$520,408	$0	$565,774	$793,091	$812,928	$2,645,639	$0	$833,166	$778,610
FASB ASC Topic 718 Assumptions
The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in 2016 in the calculation of the stock awards and option awards presented in the “Summary Compensation Table” and in the tables above. For all periods presented, the fair values of share-based awards for employee stock options were estimated using the Black-Scholes option pricing model, while awards granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair values of restricted stock unit awards were determined based on the closing price of Keysight’s common stock on the date of grant. Prior to separation, the fair value of awards was determined based on the market price of Agilent’s common stock on the date of grant, adjusted for expected dividend yield.

	Years Ended October 31,
	2016	2015	2014
Stock Option Plans:
Weighted average risk-free interest rate	—	1.60%	1.69%
Dividend yield	—	—	1%
Weighted average volatility	—	31%	39%
Expected life	—	4.9 yrs	5.8 yrs
LTPP:
Volatility of Keysight shares	25%	26%	—
Volatility of selected peer-company shares	14%-54%	17%-67%	—
Price-wise correlation with selected peers	38%	38%	—

EXECUTIVE COMPENSATION
Fiscal Year 2016 Grants of Plan-Based Awards in Last Fiscal Year
The following table sets forth certain information regarding grants of plan-based awards to each of our NEOs during fiscal year 2016. For more information, please refer to the “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal Year 2016
						Estimated Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	All Other Stock Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Name	Grant Date
Ronald S.	11/17/2015		$246,797	$493,594	$987,188
Nersesian	5/18/2016		$411,328	$822,656	$1,645,313
	11/17/2015					$644,128	$2,576,511	$5,153,021
	11/17/2015									61,996		$1,910,097
	11/17/2015	*								50,000		$1,540,500

Neil	11/17/2015		$75,000	$150,000	$300,000
Dougherty	5/18/2016		$125,000	$250,000	$500,000
	11/17/2015					$141,703	$566,811	$1,133,621
	11/17/2015									13,639		$420,218
	12/1/2015	*								4,000		$119,960

Jay	11/17/2015		$42,188	$84,375	$168,750
Alexander	5/18/2016		$126,563	$253,125	$506,250
	11/17/2015					$104,602	$418,408	$836,817
	11/17/2015									10,068		$310,195
	12/1/2015	*								4,000		$119,960

Soon Chai	11/17/2015		$57,601	$115,201	$230,402
Gooi	5/18/2016		$98,180	$196,360	$392,719
	11/17/2015					$167,466	$669,864	$1,339,728
	11/17/2015									16,119		$496,626
	12/1/2015	*								6,000		$179,940

Guy Séné	11/17/2015		$148,500	$165,000	$330,000
	5/18/2016		$203,500	$275,000	$550,000
	11/17/2015					$130,113	$520,453	$1,040,906
	11/17/2015									12,523		$385,834
	12/1/2015	*								6,000		$179,940

*	Short-term equity award grant in the form of RSUs with a one-year cliff vesting for fiscal year 2016.

(1)
Reflects the value of the potential cash payout targets established for fiscal year 2016 pursuant to the Keysight’s Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.”

(2)
Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2016 for the FY15 through FY17 performance period under Keysight’s LTP Program. Actual payout of these awards, if any, will be in the form of Keysight common stock determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Keysight’s LTP Program were met. Please see section “Long-Term Incentives” for greater detail.

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock options, performance-based stock awards and restricted stock units by our NEOs as of October 31, 2016.

Outstanding Equity Awards at Fiscal Year 2016 Year End
			Option Awards (1)					Restricted Stock Units Awards		Performance Stock Units Awards
			Number of Securities Underlying Unexercised Options (#)					Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units That Have not Vested ($)	Number of Unearned Shares That Have Not Vested (#)(3)	Market Value of Shares That Have Not Vested ($)
					Option Exercise Price ($)	Option Vesting Date	Option Expiration Date
	Grant Date
Name			Exercisable	Unexercisable
Ronald S.	11/17/2010	*	40,862	0	$19.62	11/17/2011	11/16/2020	—	—	—	—
Nersesian	11/17/2011	*	101,135	0	$20.74	11/16/2012	11/16/2021	—	—	—	—
	11/21/2012	*	125,636	62,818	$19.97	11/21/2013	11/21/2022	—	—	—	—
	11/20/2013	*	108,244	108,245	$29.83	11/20/2014	11/20/2023	—	—	—	—
	11/18/2014		70,909	212,728	$31.00	11/18/2015	11/17/2024	—	—	—	—
	11/20/2013	*	—	—	—	—	—	35,930	$1,178,511	—	—
	11/5/2014		—	—	—	—	—	133,159	$4,367,615	—	—
	11/17/2015		—	—	—	—	—	109,364	$3,587,139	—	—
	11/18/2014		—	—	—	—	—	—	—	63,262	$2,074,994
	11/17/2015		—	—	—	—	—	—	—	71,530	$2,346,184
Total			446,786	383,791				278,453	9,133,265	134,792	4,421,177

Neil	11/21/2012	*	12,384	4,128	$19.97	11/21/2013	11/21/2022	—	—	—	—
Dougherty	11/20/2013	*	14,172	14,176	$29.83	11/20/2014	11/20/2023	—	—	—	—
	11/18/2014		12,756	38,270	$31.00	11/18/2015	11/17/2024	—	—	—	—
	11/20/2013	*	—	—	—	—	—	4,818	$158,014	—	—
	11/5/2014		—	—	—	—	—	40,666	$1,333,845	—	—
	11/17/2015		—	—	—	—	—	13,639	$447,359	—	—
	12/1/2015		—	—	—	—	—	4,000	$131,200	—	—
	11/18/2014		—	—	—	—	—	—	—	11,380	$373,264
	11/17/2015		—	—	—	—	—	—	—	15,736	$516,141
Total			39,312	56,574				63,123	2,070,418	27,116	889,405

Jay	11/17/2010		3,573	0	$19.62	11/17/2011	11/16/2020	—	—	—	—
Alexander	11/17/2011		8,090	0	$20.74	11/16/2012	11/16/2021	—	—	—	—
	11/21/2012		8,614	4,308	$19.97	11/21/2013	11/21/2022	—	—	—	—
	11/20/2013		6,184	6,185	$30	11/20/2014	11/20/2023	—	—	—	—
	11/18/2014		8,266	24,801	$31	11/18/2015	11/17/2024	—	—	—	—
	5/20/2014		1,170	1,172	$30	5/20/2015	5/19/2024	—	—	—	—
	11/20/2013		—	—	—	—	—	2,102	$68,960	—	—
	11/5/2014		—	—	—	—	—	9,712	$318,554	—	—
	11/17/2015		—	—	—	—	—	10,068	$330,230	—	—
	12/1/2015		—	—	—	—	—	4,000	$131,200	—	—
	5/20/2014		—	—	—	—	—	409	$13,429	—	—
	11/18/2014		—	—	—	—	—	—	—	7,375	$241,900
	11/17/2015		—	—	—	—	—	—	—	11,616	$381,005
Total			35,897	36,466				26,292	862,373	18,991	622,905

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year 2016 Year End
			Option Awards (1)					Restricted Stock Units Awards		Performance Stock Units Awards
								Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units That Have Not Vested ($)
										Number of Unearned Shares That Have Not Vested (#) (3)	Market Value of Shares That Have Not Vested ($)

			Number of Securities Underlying Unexercised Options (#)
					Option Exercise Price ($)	Option Vesting Date	Option Expiration Date
	Grant Date
Name			Exercisable	Unexercisable
Soon Chai	11/18/2008	*	65,986	0	$10.59	11/18/2009	11/18/2018	—	—	—	—
Gooi	11/18/2009	*	23,594	0	$16.42	11/18/2010	11/18/2019	—	—	—	—
	11/17/2010	*	7,784	0	$19.62	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	*	15,169	0	$20.74	11/16/2012	11/16/2021	—	—	—	—
	11/21/2012	*	21,536	10,770	$19.97	11/21/2013	11/21/2022	—	—	—	—
	11/20/2013	*	18,038	18,042	$29.83	11/20/2014	11/20/2023	—	—	—	—
	11/18/2014		12,970	38,911	$31.00	11/18/2015	11/17/2024	—	—	—	—
	11/21/2012	*	—	—	—	—	—	44,870	$1,471,740	—	—
	11/20/2013	*	—	—	—	—	—	6,133	$201,159	—	—
	11/5/2014		—	—	—	—	—	22,841	$749,185	—	—
	11/17/2015		—	—	—	—	—	16,119	$528,703	—	—
	12/1/2015		—	—	—	—	—	6,000	$196,800	—	—
	11/18/2014		—	—	—	—	—	—	—	11,571	$379,529
	11/17/2015		—	—	—	—	—	—	—	18,597	$609,982
Total			165,077	67,723				95,963	3,147,587	30,168	989,510

Guy Séné	11/17/2010	*	7,491	0	$19.62	11/17/2011	11/16/2020	—	—	—	—
	11/17/2011	*	47,196	0	$20.74	11/16/2012	11/16/2021	—	—	—	—
	11/21/2012	*	52,048	26,026	$19.97	11/21/2013	11/21/2022	—	—	—	—
	11/20/2013	*	39,946	39,947	$29.83	11/20/2014	11/20/2023	—	—	—	—
	11/18/2014		22,092	66,277	$31.00	11/18/2015	11/17/2024	—	—	—	—
	11/20/2013	*	—	—	—	—	—	13,258	$434,877	—	—
	11/5/2014		—	—	—	—	—	57,068	$1,871,830	—	—
	11/17/2015		—	—	—	—	—	12,228	$401,078	—	—
	12/1/2015		—	—	—	—	—	5,859	$192,175	—	—
	11/18/2014		—	—	—	—	—	—	—	19,710	$646,488
	11/17/2015		—	—	—	—	—	—	—	14,449	$473,927
Total			168,773	132,250				88,413	2,899,961	34,159	1,120,415

*
These grants are displayed in Keysight shares as converted from Agilent shares based on the volume-weighted average price of Keysight shares over the first two trading sessions immediately after separation from Agilent.

(1)
Amounts reflect unvested restricted stock unit awards as of October 31, 2016. The awards granted on 11/5/2014 vest over 3-year vesting schedule; Mr. Gooi’s 2012 stock award has a special four-year cliff vesting schedule; therefore, the award becomes 100% vested in 2016; all other awards, unless specifically noted below, vest at the rate of 25% per year from the grant date.

(2)
Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2016 for each NEO under the LTP Program. The payout, if any, of the performance share awards granted on November 18, 2014 are determined in November 2017 and November 17, 2015 grants will be determined in November 2018.

EXECUTIVE COMPENSATION
Fiscal Year 2016 Option Exercises and Stock Vested at Fiscal Year-End Table
The following table sets forth information on stock option exercises and stock vesting in fiscal year 2016 and the value realized on the date of exercise or vesting, if any, by each of our NEOs.

Options Exercises and Stock Vested in Fiscal Year 2016
	Option Awards		Restricted Stock & Restricted Stock Units		Performance Stock Units
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Awards Acquired Upon Vesting	Value Realized on Vesting	Number of Awards Acquired Upon Vesting	Value Realized on Vesting
Ronald S. Nersesian	0	$0	87,175	$2,751,889	0	$0
Neil Dougherty	11,307	$296,470	10,939	$345,128	0	$0
Jay Alexander	0	$0	4,450	$140,178	0	$0
Soon Chai Gooi	0	$0	14,315	$453,360	0	$0
Guy Séné	0	$0	35,597	$1,128,343	0	$0
Pension Benefits
The following table shows the estimated present value of accumulated benefits payable, including years of credited service payable on retirement to our NEOs under the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate the number of years of an eligible employee’s service, the pension plans will bridge each eligible employee’s service, if any, with HP to that eligible employee’s service with Agilent and Keysight; the years of service will reflect employment service from HP, Agilent and Keysight, as appropriate. The cost of all three plans is paid entirely by Keysight. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year end measurement (as of October 31, 2016). The present value is based on a lump sum interest rate of 5.5%. See also Note 16 to Keysight’s consolidated financial statements in its Annual Report on Form 10K for the fiscal year ended October 31, 2016, as filed with the SEC on December 19, 2016.

Pension Benefits
		Keysight Technologies, Inc. Retirement Supplemental
Name	Eligible for Full Retirement Benefits (1)	Deferred Profit- Sharing Plan ($)	Retirement Plan ($)	Benefit Plan ($)	Number of Years of Credited Service (#)	Payments During Last Fiscal Year ($)	Present Value of Accumulated Benefit ($)
Ronald S. Nersesian	No	$0	$411,175	$634,054	14.1	$0	$1,045,228
Neil Dougherty	No	$0	$336,150	$59,251	20.3	$0	$395,401
Jay Alexander	No	$73,283	$541,794	$54,423	30	$0	$669,501
Soon Chai Gooi*	No	$0	$0	$0	0	$0	$0
Guy Séné	No	$0	$283,577	$267,459	7	$0	$551,036

*
Mr. Gooi does not live in the United States and is not eligible to participate in the Retirement Plan or Supplemental Benefit Retirement Plan, but is a participant in the Malaysian Defined Contribution Plan.

(1)
Employees must be at least 65 years of age and older in order to receive the full benefit under the Retirement Plan. Benefit payments from the Retirement Plan received prior to age 65 are reduced for “early” distribution.

EXECUTIVE COMPENSATION
Retirement Plan
The Retirement Plan guarantees a minimum retirement benefit payable at the later of age 65 or termination. Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on target pay and years of credited service up to a maximum of 30 years as follows:
For participants who have fewer than 15 years of service:

11% × target pay at the end of the month	PLUS	5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base

For participants who have 15 or more years of service:

14% × target pay at the end of the month	PLUS	5% × target pay at the end of the month in excess of 50% of the Social Security Wage Base
Benefits under the Retirement Plan are payable as either (a) a single life annuity for single participants or as (b) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one-time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.
All regular full-time or regular part-time employees hired prior to August 1, 2015 automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.
Deferred Profit-Sharing Plan
The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by HP and covers participants’ service with HP before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.
For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.
Benefits under the Deferred Profit-Sharing Plan are payable at normal retirement age as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one-time lump sum.

EXECUTIVE COMPENSATION
Supplemental Benefit Retirement Plan
The Supplemental Benefit Retirement Plan is an unfunded, non-qualified deferred compensation plan. Benefits payable under this plan are equal to the excess of the qualified Retirement Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Code.
Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

•	Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.

•
Accruals after December 31, 2004 are paid based on the date participants retire or terminate: in January immediately following if termination occurs during the first six months of the year; or in July if termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).

Malaysian Defined Contribution Plan
All employees in Malaysia participate in the government mandatory retirement plan, managed by the Employer Provident Fund (EPF), a government agency. This plan requires contribution from both the employer and the employee. We contribute a fixed contribution rate of 12%. Mr. Gooi participates in this plan with an 11% contribution rate. Employees can also opt to contribute at a lower rate of 9%. In addition, Mr. Gooi also participates in a Company-wide EPF Top-up plan, for which we contribute 3% of monthly base earning. No employee contributions are accepted for this plan.
Non-Qualified Deferred Compensation in Last Fiscal Year
The Deferred Compensation Plan is available to all active employees on our U.S. payroll with total target cash salary, including the short-term Performance-Based Compensation Plan, greater than or equal to $265,000 for 2016.
There are three types of earnings that may be deferred under the Deferred Compensation Plan:

•	Up to 100% of annual base pay earnings in excess of the IRS qualified plan limit of $265,000 for 2016;

•	Up to 95% of bonus earnings, discretionary and cash compensation paid under the Performance-Based Compensation Plan; and

•	Up to 95% of performance based compensation paid out in accordance with the terms of Keysight’s LTP Program. Awards under this program are paid out in the form of shares of our common stock.

EXECUTIVE COMPENSATION
Deferral elections may be made annually and can be part of overall tax planning for executives. There are several hypothetical investment options available under the Deferred Compensation Plan, which mirror the investment choices under the tax-qualified 401(k) plan. All hypothetical investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ hypothetical accounts from the funds that the participant has elected.
At the time participation is elected, employees must also elect payout in one of two forms that can commence upon termination or be delayed by an additional one, two or three years following termination:

•	A single lump sum payment; or

•	Annual installments over a five-to-15-year period.
Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through the Deferred Compensation Plan at the time the award is granted. The LTP Program shares are deferred in the form of shares of our common stock only. At the end of the deferral period, the shares are simply released to the participant.
Although there is no obligation to fund the Deferred Compensation Plan, Keysight has established a rabbi trust as a source of funds to make payments under the Deferred Compensation Plan. The table below provides information on the non-qualified deferred compensation of our NEOs for fiscal year 2016.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year-End ($)
Ronald S. Nersesian	$0	$0	-9,927	$$0	$5,089,486
Neil Dougherty	$0	$0	-644	$$0	$75,405
Jay Alexander	$0	$0	$0	$0	$0
Soon Chai Gooi*	$0	$0	$0	$0	$0
Guy Séné	$0	$0	$0	$0	$0

*	Mr. Gooi does not live in the United States and is not eligible to participate in the Deferred Compensation Plan.

(1)
The salary contribution portion of the amounts reflected above is included in the amount reported as salary in the “Summary Compensation Table.” Detailed in the table above, are the deferred amounts for the following: salary contribution amounts for fiscal year 2016 and the value of compensation earned as part of Keysight’s short-term cash incentives for fiscal year 2016.

(2)
The amounts reflected are not included in the “Summary Compensation Table.” These amounts consist of dividends, interest and change in market value attributed to each executive officer’s entire account balance during fiscal year 2016, which balance may include deferred compensation from previous periods. The amounts do not include the deferred compensation themselves.

EXECUTIVE COMPENSATION
Termination Arrangements – Severance Plan, Change of Control Severance Agreements & Equity Award Acceleration
Set forth below is a description of the plans and agreements that could result in potential payments to our NEOs in the case of their termination of employment and/or a change of control of Keysight.
Severance Plan
On March 18, 2015, the Compensation Committee adopted the Keysight Technologies, Inc. Officer and Executive Severance Plan (the “Severance Plan”). The Severance Plan provides for severance payments and benefits (“Severance Benefits”) to our executive officers and vice presidents. The Severance Benefits do not apply in connection with a change of control of Keysight if an executive officer or vice president is covered under a change of control severance agreement or similar arrangement with Keysight. Accordingly, our NEOs who have each entered into a Change of Control Severance Agreement with us would only be entitled to the Severance Benefits in connection with a termination that occurs outside of the change of control context. The Severance Plan replaces any benefits provided by a workforce management program.
In general, in order to qualify for Severance Benefits, the executive officer’s or vice president’s employment must have been terminated either (i) by us other than for “cause”, misconduct, death, or physical or mental incapacity or (ii) by the executive officer or vice president for “good reason”. In addition to satisfying other conditions set forth in the Severance Plan, to qualify for Severance Benefits, the executive officer or vice president must execute a general release of claims in favor of Keysight and comply with certain post-termination restrictions, including, among other things, not soliciting our employees or the employees of our affiliates for a period of two years, continuing to comply with the terms his or her proprietary information and non-disclosure agreement, not making certain public statements concerning Keysight without first receiving Keysight’s written approval, and not taking actions that could cause Keysight or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Keysight or any such person being held in disrepute by the general public or Keysight’s employees, clients, or customers.
The Severance Plan provides for: (i) a lump sum cash severance payment, (ii) a pro-rated annual bonus, if any, for the performance period in which the executive officer’s or vice president’s employment terminates, subject to the achievement of the performance goals and other terms and conditions that apply to him or her for that performance period, provided that any individual goals will be deemed to have been earned at target, (iii) 12 months of accelerated vesting of stock awards that are subject only to service-based vesting conditions and are held by executive officers and vice presidents that are not retirement eligible, (iv) waiver of the service-vesting condition for restricted stock unit and/or restricted stock awards that are subject to performance-based vesting conditions, which will remain outstanding subject to the applicable performance conditions, and (v) a lump sum cash payment of $20,000 ($40,000 in the case of our CEO) to pay for the cost of COBRA health benefit continuation coverage or to be used for any other purpose the executive officer or vice president chooses.

EXECUTIVE COMPENSATION
The amount of the lump sum severance payment in the case of our executive officers, equals 100% (200% in the case of our CEO) of the sum of (i) his or her current annual base salary and (ii) his or her average actual annual bonus percentage as compared to the target percentage paid for the three fiscal years prior to the fiscal year in which he or she terminates employment, applied to his or her current base salary. For our vice presidents, the amount of the lump sum severance payment equals 100% of his or her annual base salary and does not take into account his or her bonus.
Further, if the executive officer or vice president is retirement-eligible under the terms of the applicable stock award, the executive officer or vice president will not receive the benefits described above but will instead benefit from the retirement treatment set forth in such award in accordance with its terms and the requirements of Section 409A of the Code.
Change of Control Severance Agreements
As noted above, each of our NEOs has entered into a Change of Control Severance Agreement with us. Under the Change of Control Severance Agreements, if a change of control of Keysight occurs and an NEO is involuntarily terminated without “cause” or voluntarily terminates within 3 months following the occurrence of an event constituting “good reason”, and such involuntary termination or “good reason” event occurs (i) within three months prior to a change of control, (ii) at the time of or within 24 months following the occurrence of a change of control, or (iii) at any time prior to a change of control, if such termination is at the request of the acquirer, then the NEO will be entitled to: (i) two times, or with respect to Mr. Nersesian three times, the sum of his base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding stock options and stock awards not subject to performance-based vesting, and (iv) a pro-rated bonus under any bonus plan applicable to the NEO, for the performance period in which the NEO’s termination of employment occurs equal to the amount, if any, of the bonus the NEO would have been paid based on the achievement of performance goals under the terms of such bonus plan had the NEO continued employment with Keysight until the end of such performance period. In addition, if the NEO experiences a qualifying termination prior to a change of control and any of his unvested stock awards terminate prior to the change of control before such awards would have otherwise vested on account of the qualifying termination, the NEO will receive a cash payment equal to the value of the shares that would have vested on the date of the change of control less any exercise price. The NEO’s stock awards that are subject to performance-based vesting will be governed by the applicable award agreement. The Change of Control Severance Agreements replace any benefits provided by a workforce management program.
As a condition to receiving such severance benefits, an NEO must execute a release of all of his rights and claims relating to his employment and comply with certain post-termination restrictions, including, among other things, not soliciting our employees or the employees of our affiliates for a period of two years, continuing to comply with the terms his proprietary information and non-disclosure agreement, not making certain public statements concerning Keysight without first receiving the Keysight’s written approval, and not taking actions that could cause Keysight or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Keysight or any such person being held in disrepute by the general public or Keysight’s employees, clients, or customers.

EXECUTIVE COMPENSATION
The Change of Control Severance Agreements with our NEOs do not provide for tax gross-ups of payments subject to the “golden parachute” excise tax under Section 4999 of the Code. Each Change of Control Severance Agreement instead contains a “better after-tax” provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.
Acceleration and Continued Vesting of Equity Awards
Under each NEO’s stock award agreements, if an NEO dies or becomes fully disabled, his unvested stock options or stock awards that are subject only to service-based vesting conditions will fully vest and any performance awards will be earned, if at all, based on the satisfaction of the applicable performance measures and pro-rated if such death or disability occurs within the first 12 months of the vesting period. In addition, under each NEO’s stock award agreements when an NEO retires, his stock options and stock awards that are subject only to service-based vesting conditions continue to vest and any performance awards will be earned, if at all, based on the satisfaction of the applicable performance measures and pro-rated if such retirement occurs within the first 12 months of the vesting period. Currently, only Mr. Nersesian, Mr. Séné, and Mr. Gooi are entitled to retirement vesting based on company-wide equity award agreement eligibility. In addition, in the event there is a change of control, under the Stock Plan, options or stock awards will fully vest immediately prior to the closing of the transaction unless such awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor. Stock options and stock awards that are subject only to service-based vesting conditions vest on a “double-trigger” basis in connection with a change of control of Keysight pursuant to the Severance Plan and each NEO’s Change of Control Severance Agreement as discussed above, while each NEO’s performance awards provide that in the event of a change of control, such awards will be paid out at the greater of the target award or the accrued amount of the payout but will be pro-rated if such change of control occurs within the first 12 months of the vesting period.
“Cause,” “Good Reason” and “Change of Control” Definitions
For purposes of the Severance Plan, “good reason” means a material diminution in an executive officer’s or vice president’s authority, duties or responsibilities resulting in a significant diminution of position without the executive officer’s or vice president’s consent that is not cured by Keysight within 30 days of written notice to Keysight by the executive officer or the vice president of such diminution. “Good reason” will only exist if the executive officer or the vice president notifies Keysight of the occurrence of the events giving rise to such “good reason” within 30 days of their initial occurrence. An executive officer’s or vice president’s authority, duties or responsibilities will not be considered to be significantly diminished so long as the executive officer or the vice president continues to perform substantially the same functional role for Keysight as he or she performed immediately prior to the occurrence the events alleged to constitute “good reason” whether in the same location or another location assigned to him or her by Keysight. In addition, an executive officer’s or vice president’s authority, duties or responsibilities will not be considered to be significantly diminished solely by reason of a change to his or her title or compensation or benefits.

EXECUTIVE COMPENSATION
For purposes of the Change of Control Severance Agreements, “good reason” means (i) a more than $10,000 reduction of the NEO’s rate of compensation as in effect immediately prior to the effective date of the agreement or in effect immediately prior to the occurrence of a change of control, whichever is greater, other than reductions in base salary that apply broadly to employees of Keysight or reductions due to varying metrics and achievement of performance goals for different periods under variable pay programs; (ii) the failure to provide a package of benefits which, taken as a whole, provides substantially similar benefits to those in which the NEO is entitled to participate in the day prior to the occurrence of the change of control or any action by Keysight which would significantly and adversely affect the NEO’s participation or reduce the NEO’s benefits under any of such plans in existence the day prior to the Change of Control, other than changes that apply broadly to employees of Keysight; (iii) a change in the NEO’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by Keysight within 30 days after notice thereof is given by the NEO); (iv) the NEO relocates to a worksite that is more than 35 miles from the NEO’s prior worksite, unless the NEO consents to such relocation; (v) failure or refusal of a successor to Keysight to assume Keysight’s obligations under the Change of Control Service Agreement; or (vi) the material breach by Keysight or any successor to Keysight of any of the material provisions of the NEO’s Change of Control Severance Agreement. The NEO’s duties, responsibilities, authority, job title or reporting relationships will not be considered to be significantly diminished so long as the NEO continues to perform substantially the same functional role for Keysight as the NEO performed immediately prior to the occurrence of the change of control, even if Keysight becomes a subsidiary or division of another entity. In addition, to constitute “good reason”, the NEO must notify Keysight of any event purporting to constitute “good reason” within 60 days following the NEO’s knowledge of its existence, and Keysight will have 30 days in which to correct or remove such “good reason”, or such event will not constitute “good reason”.
For purposes of the Severance Plan and the Change of Control Severance Agreements, “cause” means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty that has a material adverse effect on Keysight’s business or reputation; (ii) repeated unexplained or unjustified absences from Keysight; (iii) refusal or willful failure to act in accordance with any specific directions or orders of Keysight that has a material adverse effect on Keysight’s business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Keysight as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Keysight which has a material adverse effect on Keysight’s business or reputation; or (vi) intentional, material violation by the NEO of any contract between the NEO and Keysight or any statutory duty of the NEO to Keysight that is not corrected within 30 days after written notice to the officer; provided, however, that “cause” in the case of the Change of Control Severance Agreements also means conduct by the NEO that the Board determines demonstrates gross unfitness to serve, and the NEO’s refusal or willful failure to act in accordance with any written policies of Keysight that has a material adverse effect on Keysight’s business or reputation.

EXECUTIVE COMPENSATION
For purposes of the Change of Control Severance Agreements and the Stock Plan, a “Change of Control” means the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of Keysight to a person or group which will continue the business of Keysight in the future; (ii) a merger or consolidation involving Keysight in which the shareholders of Keysight immediately prior to such merger or consolidation are not the beneficial owners of more than 75% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of Keysight immediately prior to such merger or consolidation; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Keysight by a person or group. For purposes of the Change of Control Severance Agreements, a “Change of Control” also occurs if the incumbent members of the Board as of November 1, 2014 or their successors cease for any reason to constitute at least a majority of the Board.
Termination and Change of Control Table
For each of our NEOs, the table below estimates the amount of compensation that would be paid in the event of the following:

•	a change of control of Keysight occurs and the NEO experiences a qualifying termination under his Change of Control Severance Agreement;

•	a qualified termination under the Severance Plan;

•	a voluntary termination by the NEO or an involuntary termination of the NEO by Keysight with cause;

•	the termination of the NEO due to death or disability;

•	the retirement of the NEO;

•	a change of control of Keysight in which stock awards are not assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; or

•	a change of control of Keysight in which stock awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.

EXECUTIVE COMPENSATION
The amounts shown assume that each of the terminations was effective October 31, 2016.

		Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($) (1)	Qualifying Termination under Severance Plan ($) (2)	Voluntary Termination or Involuntary Termination with Cause ($)	Death or Disability ($) (3)	Retirement ($) (4)	Change of Control with No Replacement Equity ($) (5)	Change of Control with Replacement Equity ($) (6)
Ronald S.	Cash Severance Payments	6,873,750	4,415,775	—	—	—	—	—
Nersesian	Continuation of Benefits (7)	80,000	40,000	—	—	—	—	—
	Stock Award Acceleration (8)	9,133,266	—	—	9,133,266	—	9,133,266	—
	Stock Award Cont’d Vesting (9)	—	9,133,266	—	—	9,133,266	—	—
	Stock Option Acceleration (10)	1,510,353	—	—	1,510,353	—	1,510,353	—
	Stock Option Cont’d Vesting (10)	—	1,510,353	—	—	1,510,353	—	—
	Performance Awards	4,421,178	—	—	—	—	4,421,178	—
	Pension Benefits (11)	1,016,442	1,016,442	1,016,442	1,016,442	1,016,442	—	—
	Total Termination Benefits:	23,034,988	16,115,835	1,016,442	11,660,060	11,660,060	15,064,796	—

Neil	Cash Severance Payments	1,800,000	917,333	—	—	—	—	—
Dougherty	Continuation of Benefits (7)	80,000	20,000	—	—	—	—	—
	Stock Award Acceleration (8)	2,070,418	585,575	—	2,070,418	—	2,070,418	—
	Stock Award Cont’d Vesting (9)	—	—	—	—	2,070,418	—	—
	Stock Option Acceleration (10)	163,951	96,973	—	163,951	—	163,951	—
	Stock Option Cont’d Vesting (10)	—	—	—	—	163,951	—	—
	Performance Awards	889,405	—	—	—	—	889,405	—
	Pension Benefits (11)	351,300	351,300	351,300	351,300	351,300	—	—
	Total Termination Benefits:	5,355,074	1,971,181	351,300	2,585,669	2,585,669	3,123,774	—

Jay	Cash Severance Payments	1,575,000	753,750	—	—	—	—	—
Alexander	Continuation of Benefits (7)	80,000	20,000	—	—	—	—	—
	Stock Award Acceleration (8)	862,373	359,707	—	862,373	—	862,373	—
	Stock Award Cont’d Vesting (9)	—	—	—	—	862,373	—	—
	Stock Option Acceleration (10)	121,260	80,821	—	121,260	—	121,260	—
	Stock Option Cont’d Vesting (10)	—	—	—	—	121,260	—	—
	Performance Awards	622,905	—	—	—	—	622,905	—
	Pension Benefits (11)	694,952	694,952	694,952	694,952	694,952	—	—
	Total Termination Benefits:	3,956,489	1,909,230	694,952	1,678,584	1,678,584	1,606,538	—

Soon Chai	Cash Severance Payments (12)	1,414,123	—	—	—	—	—	—
Gooi	Continuation of Benefits (7)	80,000	—	—	—	—	—	—
	Stock Award Acceleration (8)	3,147,587	—	—	3,147,587	—	3,147,587	—
	Stock Award Cont’d Vesting (9)	—	3,147,587	—	—	3,147,587	—	—
	Stock Option Acceleration (10)	261,804	—	—	261,804	—	261,804	—
	Stock Option Cont’d Vesting (10)	—	261,804	—	—	261,804	—	—
	Performance Awards	989,510	—	—	—	—	989,510	—
	Pension Benefits (11)	—	—	—	—	—	—	—
	Total Termination Benefits:	5,893,025	3,409,391	—	3,409,391	3,409,391	4,398,901	—

Guy Séné	Cash Severance Payments	1,980,000	940,133	—	—	—	—	—
	Continuation of Benefits (7)	80,000	20,000	—	—	—	—	—
	Stock Award Acceleration (8)	2,899,961	—	—	2,899,961	—	2,899,961	—
	Stock Award Cont’d Vesting (9)	—	2,899,961	—	—	2,899,961	—	—
	Stock Option Acceleration (10)	571,855	—	—	571,855	—	571,855	—
	Stock Option Cont’d Vesting (10)	—	571,855	—	—	571,855	—	—
	Performance Awards	1,120,415	—	—	—	—	1,120,415	—
	Pension Benefits (11)	531,446	531,446	531,446	531,446	531,446	—	—
	Total Termination Benefits:	7,183,678	4,963,396	531,446	4,003,262	4,003,262	4,592,231	—

(1)
Under the Change of Control Severance Agreements, if a change of control of Keysight occurs and an NEO is involuntarily terminated without cause or voluntarily terminates within 3 months following the occurrence of an event constituting “good reason”, and such involuntary termination or “good reason” event occurs (i) within three months prior to a change of control, (ii) at the time of or within 24 months following the occurrence of a change of control, or (iii) at any time prior to a change of control, if such termination is at the request of the acquirer, his or her unvested stock options and stock awards that are

EXECUTIVE COMPENSATION

subject only to service-based vesting conditions will fully vest. In addition, pursuant to the terms of each NEO’s performance award agreement, following the end of the performance period (or any earlier performance period termination date in connection with the change of control), performance awards will be paid out at the greater of the target award or the accrued amount of the payout. We have assumed payout at the target award for purposes of determining the amounts paid out under each NEO’s performance awards, as the accrued amount of the payout is $0 as of October 31, 2016.

(2)
Under the Severance Plan, the vesting of stock options and stock awards which would have occurred during the 12-month period following termination of employment will accelerate. Any remaining unvested stock options and stock awards will be forfeited. Unvested performance stock awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period. For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that Keysight’s TSR relative to its peers as of October 31, 2016 remains constant through each applicable vesting date, which results in a payout of $0.

(3)
Each NEO’s stock awards that are subject only to service-based vesting conditions provide that if an NEO dies or becomes disabled, his or her unvested stock options and stock awards will fully vest. Each NEO’s performance stock awards provide that any unvested awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period. For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that Keysight’s TSR relative to its peers as of October 31, 2016 remains constant through each applicable vesting date, which results in a payout of $0.

(4)
Each NEO’s stock awards that are subject only to service-based vesting provide that if an NEO retires from Keysight, all unvested stock options and stock awards continue to vest per the original terms of the grant. Each NEO’s performance stock awards provide that any unvested awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period. As of October 31, 2016, Mr. Nersesian, Mr. Séné and Mr. Gooi were eligible for such continued vesting upon retirement. For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that Keysight’s TSR relative to its peers as of October 31, 2016 remains constant through each applicable vesting date, which results in a payout of $0.

(5)
Under the Stock Plan in the event of a change of control of Keysight, all stock awards granted under the Stock Plan will accelerate if they are not assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor. We have assumed that the NEOs have not been terminated for purposes of determining the amounts in this column. For purposes of determining the amounts paid out under each NEO’s performance awards, we have assumed payout at the target award.

(6)
Under the Stock Plan in the event of a change of control of Keysight, all stock awards granted under the Stock Plan will not accelerate if they are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor. We have assumed that the NEOs have not been terminated for purposes of determining the amounts in this column.

(7)
Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control or a qualified termination under the Severance Plan.

(8)	Calculated the acceleration value of the time-based stock awards using the closing price of Keysight common stock as of October 31, 2016, which was $32.80.

(9)
For purposes of determining the value of the time-based stock awards, we have assumed that the price of Keysight’s common stock as of October 31, 2016 remains constant through each applicable vesting date. The closing price of Keysight common stock as of October 31, 2016 was $32.80.

(10)
Calculated using the in-the-money value of unvested options as of October 31, 2016, the last business day of Keysight’s last completed fiscal year. The closing price of Keysight common stock as of October 31, 2016 was $32.80.

(11)
For information regarding potential payments upon termination under the Deferred Compensation Plan and the Retirement Plan, and the Supplemental Benefit Retirement Plan, in which our NEOs participate, see “Non-Qualified Deferred Compensation in Last Fiscal Year” and “Pension Benefits” above.

(12)
The amounts for Mr. Gooi’s Cash Severance Payment are shown in U.S. Dollars but would be payable to him in Malaysian Ringgit. To convert the amount payable in U.S. Dollars, we used the exchange rate as of the last business day of fiscal year 2016, or 4.2020002410 Malaysian Ringgits per U.S. Dollar.

FREQUENTLY ASKED QUESTIONS
FREQUENTLY ASKED QUESTIONS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2016 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about February 3, 2017, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:
Keysight is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Keysight’s 2017 Annual Meeting of stockholders, which will take place on March 16, 2017. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Keysight is soliciting proxies to be used at the Annual Meeting of stockholders on March 16, 2017, for the purposes set forth in the foregoing notice.

Q:	What is included in these materials?

A:	These materials include:

•	Proxy Statement for Keysight’s 2017 Annual Meeting; and

•	2016 Annual Report to Stockholders, which includes our audited consolidated financial statements.
If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Q:	What information is contained in these materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

FREQUENTLY ASKED QUESTIONS

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of two directors for a 3-year term;

•	the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm for fiscal year 2017; and

•	an advisory vote to approve the compensation of Keysight’s named executive officers for fiscal year 2016.
Q: What is the Keysight Board’s voting recommendation?
A: Keysight’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm for fiscal year 2017; and

•	“FOR” the approval of the compensation of Keysight’s named executive officers for fiscal year 2016.

Q:	What shares owned by me can be voted?

A:
All shares owned by you as of the close of business on January 17, 2017 (the “Record Date”) may be voted. You may cast one vote for each share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, including shares received or purchased through the Keysight Technologies, Inc. 2014 Equity Plan and the Keysight Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Keysight Technologies, Inc. Deferred Compensation Plans. On the Record Date, Keysight had 171,486,980 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Keysight hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with Keysight’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Ronald S. Nersesian, Keysight’s President and Chief Executive Officer, and Stephen D. Williams, Keysight’s Senior Vice President, General Counsel and Secretary, or to vote in person at the Annual Meeting. If you requested printed copies of

FREQUENTLY ASKED QUESTIONS
the proxy materials, Keysight has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials were forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the Annual Meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the Annual Meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank, or other nominee) giving you the right to vote the shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of Keysight stock on the record date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the Annual Meeting, Keysight recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Annual Meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card.

Q:	Can I revoke my proxy or change my vote?

A:
You may revoke your proxy or change your voting instructions prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

FREQUENTLY ASKED QUESTIONS

Q:	How are votes counted?

A:
In the election of directors, your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For proposals 2, and 3 your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN.”
If you “ABSTAIN,” it has the same effect as a vote “AGAINST” proposals 2 and 3. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.”
Abstentions and Broker Non-Votes
Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” or “AGAINST” a director nominee. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. In accordance with federal legislation adopted in 2010, the SEC has approved changes to NYSE Rule 452, the broker vote rule, that make executive compensation matters, including say-on-pay, non-routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.
Proposals 1 (election of directors) and 3 (approval of the compensation of Keysight’s named executive officers) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Q:	What is the voting requirement to approve each of the proposals?

A:
Proposal 1, Election of Directors: Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

FREQUENTLY ASKED QUESTIONS
Our Board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our Board. The Nominating and Corporate Governance Committee, or another duly appointed Committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Keysight will publicly disclose the Committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.
Proposal 2, Ratification of the Independent Registered Public Accounting Firm: The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against Proposal 2. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.
Proposal 3, Approval of the Compensation of Keysight’s Named Executive Officers: The advisory vote regarding approval of the compensation of Keysight’s named executive officers requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:
It means your shares are registered differently or are in more than one account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Keysight will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Form 8-K within four business days of the Annual Meeting.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:
Other than the three proposals described in this Proxy Statement, Keysight does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ronald S. Nersesian, Keysight’s President and Chief Executive Officer, and Stephen D. Williams, Keysight’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Keysight’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

FREQUENTLY ASKED QUESTIONS

Q:	What is the quorum requirement for the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Trust Company will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Keysight or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Keysight’s management.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Keysight will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Keysight has retained the services of Georgeson, Inc. (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Keysight estimates that it will pay Georgeson a fee of $13,000 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Keysight’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Keysight may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s Annual Meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

FREQUENTLY ASKED QUESTIONS
Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Keysight’s proxy statement for next year’s Annual Meeting, the written proposal must be received by Keysight no later than December 17, 2017 and should contain such information as is required under Keysight’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Keysight sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during the 2017 Annual Meeting, written notice must have been received by Keysight no later than December 18, 2016 and should contain such information as required under Keysight’s Bylaws.
Nomination of Director Candidates: Keysight’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Keysight not less than 90 days before the first anniversary of the preceding year’s Annual Meeting. Keysight’s 2017 Annual Meeting is March 16, 2017, thus, in order for such nomination notice to be timely for next year’s Annual Meeting, it must be received by Keysight not later than December 17, 2017. In addition, the notice must meet all other requirements contained in Keysight’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.
Copy of Bylaw Provisions: You may contact the Keysight Corporate Secretary at Keysight’s corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Keysight’s Bylaws can be accessed on the Keysight Investor Relations Web site at http://www.investor.keysight.com. Click “Corporate Governance” and then “Governance Policies” on the left hand side of the screen.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:
To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (707) 577-3225 or by writing to us at Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attn: Stockholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

FREQUENTLY ASKED QUESTIONS

Q:	If I share an address with other stockholders of Keysight, how can we get only one set of voting materials for future meetings?

A:
You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (707) 577-3225 or by writing to us at: Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attn: Stockholder Records.

You may receive a copy of Keysight’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016 without charge by sending a written request to Keysight Technologies, Inc., 1400 Fountaingrove Parkway, California 95403, Attn: Investor Relations.
By Order of the Board,

STEPHEN D. WILLIAMS
Senior Vice President, General Counsel
and Secretary
Dated: February 3, 2017

DIRECTIONS
DIRECTIONS TO KEYSIGHT TECHNOLOGIES, INC.

From the South
Take Highway 101 North towards Santa Rosa. Take the Bicentennial Way exit East in Santa Rosa (Exit 491B). Follow Bicentennial Way up the hill and merge with Fountaingrove Parkway and turn right into the Keysight Technologies’ main entrance.
From the North
Take Mendocino Ave/Hopper Ave exit (Exit 492). Turn left on Cleveland Avenue and turn left on Mendocino Overcrossing and merge with Fountaingrove Parkway and turn right into Keysight Technologies’ main entrance.
Parking
Once you have entered the main entrance, follow the sign “Stockholder Meeting Parking” to designated parking area.

Admission to the Annual Meeting will be limited to stockholders. You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on January 17, 2017, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership as of January 17, 2017, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Keysight reserves the right to inspect any persons or items prior to their admission to the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.